EXHIBIT 10.1 TO FORM 8-K/A

           DATED JULY 27, 1995








                  AGREEMENT AND PLAN OF MERGER

                          by and among

                     BOTI ACQUISITION CORP.,

                       BOTI HOLDINGS, INC.



                               and



                        BIG O TIRES, INC.







                    Dated as of July 24, 1995



                        TABLE OF CONTENTS



                                                        Page

ARTICLE I - THE MERGER

1.1   The Merger                                           1
1.2   Effects of the Merger                                1
1.3   Consummation of the Merger                           2
1.4   Articles; Bylaws; Directors and Officers; Name       2
1.5   Conversion of Shares                                 2
1.6   Stock Options                                        3
1.7   Exchange of Certificates                             4
1.8   Taking of Necessary Action; Further Action           5

ARTICLE II -   REPRESENTATIONS AND WARRANTIES OF
          PARENT AND THE PURCHASER

2.1   Organization and Qualification                       5
2.2   Capitalization                                       5
2.3   Authorization; Binding Agreement                     5
2.4   Compliance                                           6
2.5   Brokers and Finders                                  6
2.6   Representations and Warranties of the Company        6
2.7   Proxy Statement, Schedule 13E-3                      6

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
           THE COMPANY

3.1   Organization and Qualification                       7
3.2   Capitalization                                       7
3.3   Authorization; Binding Agreement                     8
3.4   Compliance                                           8
3.5   Commission Filings                                   9
3.6   Changes                                              9
3.7   Fairness Opinion and Approval by Board of Directors
           and Investment Committee                       10
3.8   Brokers and Finders                                 10
3.9   Litigation                                          11
3.10  Material Agreements                                 11
3.11  Servicemarks, Trade Names                           11
3.12  Taxes                                               11
3.13  Employee Benefit Plans                              12

                                                        Page

ARTICLE IV -   CONDUCT OF BUSINESS PENDING THE MERGER     13


ARTICLE V - ADDITIONAL AGREEMENTS

5.1   Preparation of Proxy Statement                      15
5.2   Meeting of Stockholders of the Company              16
5.3   Cancellation of Stock Options                       16
5.4   Fees and Expenses                                   17
5.5   Further Assurances                                  19
5.6   No Solicitation                                     19
5.7   Notification of Certain Matters                     19
5.8   Access to Information                               20
5.9   Directors' Indemnification                          20

ARTICLE VI - CONDITIONS

6.1   Conditions to Obligation of Each Party to Effect the Merger
21
6.2   Additional Conditions to the Obligation of the Purchaser
           to Effect the Merger                           21

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1   Termination                                         22
7.2   Effect of Termination                               24
7.3   Amendment                                           24
7.4   Waiver                                              24

ARTICLE VIII - GENERAL PROVISIONS

8.1   Public Statements                                   24
8.2   Notices                                             24
8.3   Interpretation                                      26
8.4   Representations and Warranties                      26
8.5   Headings                                            26
8.6   Successors and Assigns                              26
8.7   Counterparts                                        26
8.8   Forum                                               26
8.9   Miscellaneous                                       26
8.10  Actual Knowledge                                    27

ANNEX A - INDEMNIFICATION AGREEMENT

                  AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 24, 1995, is between BOTI Holdings, Inc., a Nevada corporation ("Parent"), BOTI Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and BIG O Tires, Inc., a Nevada corporation (the "Company").

                            RECITALS

     A.   The respective Boards of Directors of the Purchaser,
Parent and the Company have approved the acquisition of the Company pursuant to the terms of this Agreement.

     B. A special committee appointed by the Board of Directors of the Company and consisting of the four directors who are not employed by the Company and will not have an interest in the Purchaser (the "Investment Committee") has recommended that the Board of Directors of the Company approve the merger of the Purchaser into the Company, in accordance with the General Corporation Law of the State of Nevada (the "Corporation Law"), upon the terms and subject to the conditions set forth herein (the "Merger"), and has determined that the Merger is in the best interests of and, subject to the receipt of the Fairness Opinion (as defined in Section 6.1(f)), fair to the public stockholders of the Company;

     C.   The respective Boards of Directors of the Purchaser,
Parent and the Company have duly approved the Merger, and the Board of Directors of the Company has resolved to recommend the Merger to the Company's stockholders.

                            AGREEMENT

          In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, the Purchaser and the Company hereby agree as follows:

                            ARTICLE I

                           THE MERGER

          1.1  The Merger.  At the Effective Time (as defined in
Section 1.3 hereof), in accordance with this Agreement and the Corporation Law, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Company and the Purchaser are sometimes referred to herein as the "Constituent Corporations."

          1.2 Effects of the Merger. The Merger shall have the effects set forth in the Corporation Law. As of the Effective
Time, the Company shall be a wholly owned subsidiary of Parent.

          1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Corporation Law and take all such further actions as may be required by law to make the Merger effective. The Merger shall occur immediately upon the filing of the certificate of merger with the Secretary of State of the State of Nevada (the date and time of such filing being referred to herein as the "Effective Time"). The closing of the Merger shall take place at the offices of Gibson, Dunn & Crutcher, 1801 California Street, Suite 4200, Denver, Colorado 80202, or at such other place as the parties may mutually agree.

          1.4  Articles; Bylaws; Directors and Officers; Name.
At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law; (b) the Bylaws of the Surviving Corporation shall be the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law; (c) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, until their successors are elected; (d) the officers of the Purchaser will be the initial officers of the Surviving Corporation, in each case, until their successors are elected and qualified; and (e) the name of the Surviving Corporation shall be the corporate name of the Company immediately prior to the Effective Time.

          1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

               (a) Each share of the Company's Common Stock, par value $0.10 per share (the "Shares"), which is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined below in Section 1.5(e)),
(ii) Shares held by, or which are under contract to be acquired by, any shareholder of Parent or of the Purchaser, (iii) Shares held by, or which are under contract to be acquired by, Parent, the Purchaser, the Company or any direct or indirect subsidiary of the Company, Parent or the Purchaser and (iv) shares held by the ESOP (as defined below) for the benefit of any shareholder who has elected to have such shares converted into shares of Parent) shall be canceled and extinguished and be converted into and become a right to receive a cash payment of $16.50 per Share, without interest (which payment shall include $0.01 per share for the redemption of the Rights as described in Section 6.2(e)). Such cash payment shall hereinafter be referred to as the "Merger Consideration."

               (b) Each Share which is issued immediately prior to the Effective Time and owned by the Company or by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

               (c) Each Share which is issued and outstanding immediately prior to the Effective Time and owned by or which is under contract to be acquired by the parties listed in clauses
(ii), (iii) and (iv) in the parenthetical contained in subsection (a) of this Section 1.5, shall be canceled and retired, and no payment shall be made with respect thereto.

               (d) Each share of Common Stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.10 per share, of the Surviving Corporation.

               (e) Notwithstanding anything to the contrary in this Agreement, if appraisal rights are available to holders of the Shares pursuant to Sections 78.471-482 of the Corporation Law, each outstanding Share, the holder of which has demanded and perfected his rights for appraisal of such Shares in accordance with all of the requirements of the Corporation Law and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into the Merger Consideration, but shall be canceled and the holders of any Dissenting Shares shall be entitled only to such rights as are granted by the Corporation Law.

          1.6 Stock Options. The Company shall use all reasonable efforts to cancel and settle immediately prior to the Effective Time, by cash payment to the holders thereof, all the outstanding options to purchase Shares or stock appreciation rights (collectively, the "Options") which have been granted under any stock option, stock appreciation or compensation plan or arrangement of the Company (collectively, the "Plans") to all current or former employees of the Company who are not Directors of the Company unless the holder thereof and Parent or the Purchaser have agreed to (i) convert such Options into options to purchase the stock of Parent, the Purchaser or the Surviving Corporation ("Exchange Options") or (ii) exchange such Options (to the extent such Options are options to purchase Shares or stock appreciation rights granted prior to February 1, 1995) for shares of the stock of Parent, the Purchaser or the Surviving Corporation, in any of which case the Company shall cancel such converted or exchanged Options without payment. Immediately prior to the Effective Time, the Company shall cancel and settle, by cash payment to the holders thereof, all Options granted under Plans to Directors of the Company other than Messrs. Steven P. Cloward and John B. Adams. In canceling an Option by cash payment, the Company shall make, immediately prior to the Effective Time and as full settlement for such Options, a cash payment to the holder of each such canceled Option, in an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, multiplied by the number of Shares for which such Option was granted, regardless of whether such Option is then exercisable, less all deductions required by any Plan (the "Option Settlement Amount"); provided, however, that if the terms of any Plan or an Option allow such Option to be canceled for an amount less than the Option Settlement Amount, then the Company shall cancel such Option for a cash payment of such lesser amount. Except for Options that the Company may grant on January 1, 1996 pursuant to the Big O Tires, Inc. Director and Employee Stock Option Plan, the Company shall not grant, pursuant to the Plans or otherwise, any options to purchase Shares as of and following the date hereof.

          1.7  Exchange of Certificates.

               (a) From and after the Effective Time, a bank or trust company to be designated by the Purchaser and approved by the Investment Committee (the "Exchange Agent") shall act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing Shares entitled to payment pursuant to Section 1.5 (the "Certificates"). As part of the closing of the Merger, the Purchaser shall deposit with the Exchange Agent an amount necessary to enable the Exchange Agent to exchange the Merger Consideration for all outstanding shares to be converted into Merger Consideration.

               (b)  Promptly after the Effective Time, the
Exchange Agent shall mail to each record holder of Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in surrendering Certificates and receiving the Merger Consideration therefor. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If any Merger Consideration is to be paid to a person other than the person in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than that of the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

               (c) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender Certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general unsecured creditors of the Surviving Corporation.

               (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the applicable Merger Consideration, as provided in this Article I.

          1.8 Taking of Necessary Action; Further Action. The Purchaser and the Company shall each take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of either of the Constituent Corporations, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                           ARTICLE II

   REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

          In order to induce the Company to enter into this Agreement, each of Parent and the Purchaser represent and warrant to the Company as follows:

          2.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and the Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on Parent or the Purchaser. Each of Parent and the Purchaser has delivered to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws, as in effect on the date hereof.

          2.2 Capitalization. The authorized capital stock of Parent on the Effective Date will consist of 10,000,000 shares of Common Stock, par value $0.01 per share ("Parent Common Stock"). The authorized capital stock of the Purchaser consists of 1,000 shares of Common Stock, par value $0.01 per share ("Purchaser Common Stock"). As of the date hereof, one share of Purchaser Common Stock is validly issued, fully paid, nonassessable and free of preemptive rights. The one issued and outstanding share of Purchaser Common Stock is owned by Parent.

          2.3 Authorization; Binding Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of transactions contemplated hereby have been duly and validly authorized by their respective Boards of Directors and stockholders, and no other corporate proceeding on the part of Parent or the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against each of them in accordance with its terms.

          2.4 Compliance. Neither the execution and delivery of this Agreement by Parent or the Purchaser nor the consummation of the transactions contemplated hereby nor compliance by Parent or the Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or the Purchaser under, any of the terms, conditions or provisions of
(x) the Articles of Incorporation or Bylaws of Parent or the Purchaser, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or the Purchaser is a party, or to which it, or any of its properties or assets, may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the last sentence of this paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or the Purchaser or any of their respective properties or assets except in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the financial condition, business or operations of Parent or the Purchaser and their subsidiaries taken as a whole, or which are cured, waived or terminated prior to the Effective Time. Other than in connection with or in compliance with the provisions of the Corporation Law, the Exchange Act, the "takeover" or "blue sky" laws of various states, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Parent or the Purchaser of the transactions contemplated by this Agreement.

          2.5 Brokers and Finders. Neither Parent nor the Purchaser has engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finders or other fees or commissions by Parent or the Purchaser in connection with this Agreement or the transactions contemplated hereby or in connection with any transaction involving the Company, except for the engagement of KPMG Peat Marwick LLP ("KPMG"), pursuant to the letter agreements dated October 18 and 19, 1994 and May 11, 1995, complete and accurate copies of which have been furnished to the Investment Committee.

          2.6 Representations and Warranties of the Company. As of the date of this Agreement, neither Parent nor the Purchaser has any actual knowledge of any representation or warranty of the Company contained in this Agreement not being true and correct in any material respect, and has no reason to believe that they will not continue to be true and correct in all material respects until the closing.

          2.7 Proxy Statement, Schedule 13E-3. None of the information supplied or to be supplied by Purchaser or any of its representatives or affiliates for inclusion, or included or incorporated by reference in (a) the Proxy Statement or any amendment or supplement thereto, or (b) any Schedule 13E-3 or any amendment or supplement thereto, or (c) any other documents to be filed with the Securities and Exchange Commission (the "Commission") or any other regulatory agency in connection with the transactions contemplated hereby, will, insofar as such schedule and documents relate to the Purchaser, its affiliates, agents and representatives at the respective time such documents are filed, and at the time of the meeting of the Company's shareholders to vote upon this Agreement or at the time of mailing of the Proxy Statement to the Company's shareholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Company shareholders' meeting. The Schedule 13E-3 and any related documents, if required in connection with the transactions contemplated hereunder, will comply as to form in all material respects with the requirements of law insofar as such schedule and documents relate to Purchaser, its affiliates and agents and representatives.

                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          In order to induce Parent and the Purchaser to enter into this Agreement, the Company represents and warrants to Parent and the Purchaser as set forth below. Under no circumstances will Parent or the Purchaser have any claim against the Company for any inaccuracy or incompleteness of any of the following representations and warranties (except for the representations and warranties contained in Section 3.7 and any inaccuracy which is within the actual knowledge of any of the members of the Investment Committee, the Chairman of the Board of the Company or the Vice Chairman of the Board of the Company at the time of execution of this Agreement), which are given for the sole purpose of defining the scope of Section 6.2(b) of this Agreement.

          3.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the Company and such subsidiaries taken as a whole.

          3.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.10 per share. As of June 30, 1995, (i) 3,348,936
Shares, were validly issued and outstanding, fully paid, nonassessable and free of preemptive rights; (ii) 165 Shares were to be issued as a result of the exercise of an Option prior to June 30, 1995, (iii) 31,261 Shares were held in the treasuries of the Company and its subsidiaries; (iv) 216,308 Shares were reserved for issuance pursuant to outstanding Options heretofore granted under the Plans; and (v) an additional number of Shares were to be reserved for issuance under Options which may be granted on January 1, 1996, under the Big O Tires, Inc. Director and Employee Stock Option Plan. Since June 30, 1995, the Company has not issued (i) any shares of Common Stock, except pursuant to the exercise of Options, or (ii) any Options. Set forth on the Disclosure Certificate is a list of all holders of Options (including stock appreciation rights), the number of options and rights held by each individual and the Plan under which such options or rights existed as of June 30, 1995. All issued and outstanding shares of capital stock of the subsidiaries of the Company are owned by the Company or a wholly owned subsidiary of the Company free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as contemplated by clauses (i) through (iii) above, and except for rights outstanding pursuant to the Rights Agreement dated as of August 26, 1994, between the Company and Interwest Co., Inc. as Rights Agent (the "Rights"), and except as set forth in a certificate of the Company of even date herewith (the "Disclosure Certificate"), there are no, and at the Effective Time there will be no, other Shares or other equity securities of the Company outstanding, and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company or any of its subsidiaries is a party or may be bound, requiring the issuance or sale of Shares or other equity securities of the Company or any of its subsidiaries or securities or rights convertible into or exchangeable for such shares or other equity securities, and except as set forth on the Disclosure Certificate, there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound
(x) to issue, sell or transfer additional Shares or other equity securities or options, warrants or rights to purchase or acquire any additional Shares or other equity securities or securities convertible into or exchangeable for such shares or other equity securities or (y) which restricts the transfer of or otherwise encumbers any Shares, other than restrictions pursuant to securities laws and restrictions in regard to 37,698 restricted Shares issued pursuant to the Company's Long Term Incentive Plan.

          3.3 Authorization; Binding Agreement. The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to shareholder approval, to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and except for the approval of the Merger by the Company's stockholders in accordance with the Corporation Law, no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3.4 Compliance. Except as set forth in the Disclosure Certificate, neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective charters or bylaws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the last sentence of this paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute or law, rule or regulation applicable to the Company and its subsidiaries or any of their respective properties or assets except in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the financial condition, business or operations of the Company or any such subsidiary taken as a whole. Other than in connection with or in compliance with the provisions of the Corporation Law, the Exchange Act, the "takeover" or "blue sky" laws of the various states, and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

          3.5 Commission Filings. The Company has made available to the Purchaser the Company's (i) Annual Reports on Form 10-K for the years ended December 31, 1993 and December 31, 1994, as filed with the Commission, (ii) Quarterly Report on Form 10-Q for the first calendar quarter of 1995, (iii) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) since January 1, 1994,
(iv) all other reports or registration statements filed by the Company with the Commission since January 1, 1995, and (v) all amendments and supplements to the foregoing (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included or incorporated by reference in the SEC Filings, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated assets, liabilities and financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. The audited consolidated financial statements in the Company's Annual Report for the year ended December 31, 1994 are hereinafter referred to as the "Current Financial Statements."

          3.6 Changes. Except as expressly contemplated by this Agreement or as disclosed in the Disclosure Certificate or in the SEC Filings, since December 31, 1994 none of the following has occurred:

               (a)  any material adverse change, or any
development which has had, or would be likely to have, a material adverse change, in the condition (financial or other), business or prospects of the Company and its subsidiaries taken as a whole;

               (b) a change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business;

               (c)  damage, destruction or loss materially
adversely affecting the condition (financial or other), business or prospects of the Company and its subsidiaries taken as a whole;

               (d) any declaration, setting aside for payment or payment of dividends or distributions in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities;

               (e) entering into by the Company or any of its subsidiaries any material transactions except as expressly permitted by this Agreement;

               (f) agreement by the Company to do any of the things described in the preceding clauses (a) through (e) other than as expressly provided for herein.

          3.7 Fairness Opinion and Approval by Board of Directors and Investment Committee. The Board of Directors of the Company and the Investment Committee thereof have by resolution duly adopted (unanimously, in the case of the Investment Committee), at meetings duly called and held, each
(i) approved and adopted this Agreement, the Merger and the other transactions contemplated herein on the material terms and conditions set forth herein (or, in the case of the Investment Committee, has recommended that the Board of Directors of the Company do so), (ii) determined that the Merger Consideration is in the best interests of and, subject to the receipt of the Fairness Opinion, fair to the Company's disinterested stockholders and (iii) recommended that the Company's stockholders approve and adopt this Agreement and the transactions contemplated herein. The Board of Directors of the Company has received an oral report from PaineWebber Incorporated (the "Financial Advisor"), as financial advisor to the Investment Committee, that it has no reason to believe, based upon information reviewed by it as of the date of this Agreement and subject to the assumptions and limitations summarized orally and to be described in writing by the Financial Advisor in the Fairness Opinion (as defined in Section 6.1(f)), that the Merger Consideration is not fair to the disinterested stockholders of the Company from a financial point of view, and the Board of Directors is unaware of any reason why such oral report is not correct and will not be confirmed in writing in the Fairness Opinion.

          3.8 Brokers and Finders. Except as set forth in the Disclosure Certificate, neither the Company nor any subsidiary has engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby or in connection with any transaction involving the Company based upon arrangements made by or on behalf of the Company, except for the fees payable to the Financial Advisor pursuant to a letter agreement dated as of July 12, 1994, January 20, 1995, June 9, 1995, June 16, 1995 and
June 29, 1995, copies of which have been delivered to the Purchaser (collectively, the "Engagement Letter"). Except as provided in this Agreement and the payment to the Financial Advisor pursuant to such letter agreement, no claim, whether matured or contingent, against the Company exists for payment of any expenses or "topping," "break-up" or "bust-up" fees or similar payments or compensation as a result of the transactions contemplated hereby.

          3.9 Litigation. Except as set forth in the Company's Form 10-K for the year ended December 31, 1994 or in the Disclosure Certificate, there are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment or decree, except for individual matters in which the only relief sought is damages from the Company and its subsidiaries which, in the aggregate, would not have a material adverse effect on the condition (financial or other), business or prospects of the Company and its subsidiaries, taken as a whole.

          3.10 Material Agreements. Neither the Company nor any of its subsidiaries is currently in default under any material agreement of the Company or any of its subsidiaries except for such defaults which have not been waived and as, in the aggregate, would not have a material adverse effect on the condition (financial or other), business or prospects of the Company and its subsidiaries, taken as a whole.

          3.11 Servicemarks, Trade Names. The Company or its subsidiaries own, or are licensed to use, all servicemarks, trade names and copyrights, know-how and processes used in the conduct of their respective businesses as currently conducted which are material to the condition of the Company and its subsidiaries taken as a whole.

          3.12 Taxes.

               (a)  Except as set forth in the Disclosure
Certificate, the Company and each of its subsidiaries have, since December 31, 1990 (i) timely filed all tax returns, schedules and declarations (including withholding and information returns) required to be filed on or before the date of this Agreement by any jurisdictions to which they are or have been subject, all of which tax returns, schedules and declarations are complete, accurate and correct, (ii) paid in full all taxes required to be paid in respect of the periods covered by such returns and any interest and penalties with respect thereto and made any deposits of tax required by such taxing authorities, (iii) fully accrued on the Company's March 31, 1995 balance sheet heretofore delivered to the Purchaser all taxes for any period through that date that are not yet due, the information in the March 31, 1995 statement of income, including the footnotes thereto, with respect to taxes being accurate and correct and (iv) made payments of the taxes required to be deducted and withheld from the wages paid to their respective employees.

               (b)  Except as set forth in the Disclosure
Certificate, since December 31, 1990, neither the Company nor any subsidiary has been delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns that have not been filed, and no deficiencies for any tax, assessment or governmental charge have been claimed, proposed or assessed. Except as disclosed in the Disclosure Certificate, neither the Company nor any subsidiary has agreed to any currently effective extension of time for the assessment or payment of any taxes payable by it.

               (c)  Except as set forth in the Disclosure
Certificate, there are no pending or, to the best of the Company's knowledge, threatened tax audits, investigations or claims for or relating to any liability in respect of taxes, and there are no matters under discussion with any governmental authorities with respect to taxes that, in the reasonable judgment of the Company, are likely to result in a further tax liability.

               (d) The Disclosure Certificate sets forth, since December 31, 1990 (i) those tax years for which the tax returns of the Company and the subsidiaries have been reviewed or audited by applicable federal, state, local and foreign taxing authorities, (ii) those tax years for which such tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities and (iii) those tax years which remain subject to review or audit by applicable federal, state, local or foreign taxing authorities. Except as set forth in the Disclosure Certificate, since December 31, 1990, to the best knowledge of the Company, no issue or issues have been raised in connection with any prior or pending review or audit of such federal, state, local or foreign tax returns that have not been resolved or which the Company reasonably believes may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of the Company or any subsidiary.

               (e)  Neither the Company nor any of its
subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

          3.13 Employee Benefit Plans.

               (a)  The Disclosure Certificate lists each
(i) employee pension benefit plan within the meaning of
Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), covered by Part 2 of Title I of ERISA and excluding multiemployer plans within the meaning of Section 3(37) of ERISA ("Pension Plan") in which employees of the Company or any of its subsidiaries participate, (ii) employee welfare benefit plan within the meaning of Section 3(1) of ERISA ("Welfare Plan") in which employees of the Company or any of its subsidiaries participate and (iii) each other profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, insurance, pension or retirement plan or written agreement relating to employment or fringe benefits for employees, officers or directors of the Company or any subsidiary (together with the Pension Plans and Welfare Plans, the "Employee Benefit Plans"). There is no multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") to which the Company or any current ERISA Affiliate (as defined in Section 3.13(i) below) currently has an obligation to contribute. The Company has provided Purchaser with access to true and complete copies of all such Employee Benefit Plans, including amendments thereto. Except as disclosed in the Disclosure Certificate, with respect to any Employee Benefit Plan listed in the Disclosure Certificate, no individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits (other than additional accruals under the normal formula in effect prior to and without regard to the transactions contemplated hereby) as a direct result of the transactions contemplated by this Agreement.

               (b)  There are no qualified defined benefit plans
(as defined in Section 414(j) of the Code) or Multiemployer Plans in which employees of the Company or any subsidiary have participated since January 1, 1982.

               (c) None of the Employee Benefit Plans so listed in the Disclosure Certificate has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and, to the best knowledge of the Company, no officer, director or employee of the Company or any subsidiary has committed a material breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I of ERISA.

               (d)  Except as set forth in the Disclosure
Certificate, there are no claims, pending or overtly threatened, involving any Employee Benefit Plan listed in the Disclosure Certificate by a current or former employee (or beneficiary thereof) of the Company or a current or former ERISA Affiliate, nor is there any reasonable basis to anticipate any claims involving any such plans which would likely be successfully maintained against the Company or its subsidiaries.

               (e)  There are no violations of any material
reporting and disclosure requirements with respect to any Pension, Employee Benefit and Welfare Plans listed in the
Disclosure Certificate and no such plans have violated applicable law, including but not limited to ERISA and the Code.

               (f) The Company has delivered or made available to the Purchaser a copy of the most recently filed IRS Form 5500 and accountant's opinion, if applicable, for each Pension Plan and Welfare Plan disclosed in the Disclosure Certificate. All information provided by the Company or any subsidiary to any actuary in connection with the preparation of such actuarial valuation report was true, correct and complete in all material respects.

               (g) The Company has delivered or made available to the Purchaser a copy of (i) in the case of each Pension Plan described in the Disclosure Certificate intended to qualify under
Section 401(a) of the Code, the most recent Internal Revenue Service letter as to the qualification of such Plan under
Section 401(a) of the Code and (ii) in the case of each Welfare Plan described in the Disclosure Certificate, the most recent Internal Revenue Service letter as to the qualification of such Plan under Section 501(c)(9) of the Code, if applicable.

               (h) For purposes of this Section 3.13, "ERISA Affiliate" shall mean any company which, as of the relevant measuring date under ERISA, is a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b) and (c) of the Code) of which the Company or any subsidiary is a member.

                           ARTICLE IV

             CONDUCT OF BUSINESS PENDING THE MERGER

          Under no circumstances will the Purchaser or Parent have any claim against the Company for any breach of the covenants set forth below in this Article IV, unless the action alleged to breach, or to have resulted in a breach, of such covenant (i) was approved by the Company's Board of Directors or the Investment Committee and no attempt was made at a later date by the body approving such action to prevent its occurrence, or
(ii) was known of by a member of the Investment Committee, the Chairman of the Board of the Company or the Vice Chairman of the Board of the Company and no attempt was made by the Investment Committee to prevent its occurrence.

          The Company covenants and agrees that, prior to the Effective Time, unless Purchaser shall otherwise agree in writing, or except as disclosed in the Disclosure Certificate as of the date hereof or as otherwise expressly contemplated by this Agreement; neither the Company nor any of its subsidiaries shall take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to maintain and preserve its business organization, assets, prospects, employees and advantageous business relationships. Even if the action proposed to be taken would not violate the provisions of the preceding sentence, but would involve possible expenditures, contingent liabilities or the acquisition or disposition of assets exceeding $100,000, any member of a committee consisting of Messrs. John B. Adams, Steven
P. Cloward, Horst K. Mehlfeldt and John E. Siipola (the "Management Committee") shall have the right to object in writing to the taking of such action prior to the time the Company is legally bound to the taking thereof. Any notice of objection shall be delivered to all members of the Management Committee and the contemplated action shall not be taken unless the members of the Management Committee unanimously approve the taking of such action or, failing such approval, the Parent and the Company approve in writing the taking of such action. If the action proposed to be taken would violate the provisions of the first sentence of this paragraph and would involve expenditures or the acquisition or disposition of assets exceeding $100,000 in value, the Management Committee shall be given advance written notice of all such actions. If any members of the Management Committee objects in writing within five (5) days after written notice of such action is given to any such noticed action, such action shall only be taken if the members of the Management Committee unanimously approve the taking of such action or, failing such approval, the Parent and the Company approve in writing the taking of such action.

               (a)  Neither the Company nor any of its
subsidiaries shall, directly or indirectly, do any of the following: (i) incur any expenses in contemplation of a reorganization or restructuring of the Company; (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or make any distribution, payable in cash, stock, property or otherwise with respect to its capital stock; (iv) transfer the stock of any subsidiary to any other subsidiary or any assets or liabilities to any new subsidiary or, except in the ordinary course of business and consistent with past practice, to any existing subsidiary; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company except the Merger;
(vi) amend, modify, change or replace the Engagement Letter; or
(vii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

               (b)  Neither the Company nor any of its
subsidiaries shall, directly or indirectly: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose or agree to the issuance, sale, pledge, encumbrance or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock or any other equity securities, or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof except for Shares issuable upon exercise of Options outstanding on the date hereof and which by their terms are or become exercisable at or prior to the Effective Time; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of property or assets, in any other individual or entity; (iii) other than indebtedness incurred from borrowings made pursuant to existing lending arrangements and other than as set forth in the Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to a Company account) or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except for advances to dealers and guarantees of leases made in the ordinary course of business and consistent with past practice; (iv) release or relinquish any material contract right; (v) settle or compromise any pending or threatened suit, action or claim by or against the Company involving a payment by the Company exceeding $100,000; or
(vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

               (c) Each of the Company and its subsidiaries shall use its best efforts to keep in place its current insurance policies, including but not limited to director and officer liability insurance, which are material (either individually or in the aggregate); and notwithstanding such efforts, if any such policy is canceled, the Company shall use its best efforts to replace such policy or policies.

               (d) Except in accordance with the provisions of this Article IV, neither the Company nor any of its subsidiaries shall enter into any agreement or otherwise agree to do (i) any of the things described in clauses (a) through (d) or (ii) anything, which to the Company's best knowledge at the time of such action, would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date.

                            ARTICLE V

                      ADDITIONAL AGREEMENTS

          5.1 Preparation of Proxy Statement. As promptly as practicable after receipt by the Company from the Purchaser of one or more commitments that in the aggregate commit to provide to the Purchaser financing that the Investment Committee in its good faith judgment determines will permit the Purchaser to pay the Merger Consideration and otherwise have the financial resources available in a timely manner to complete the transactions contemplated by this Agreement, the Company will prepare and file a preliminary proxy statement with the Commission and will use its best efforts to respond to any comments of the Commission and, to cause the final proxy statement (the "Proxy Statement") to be mailed to the Company's stockholders at the earliest practicable time. The Company will notify the Purchaser and the Investment Committee promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchaser and the Investment Committee with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Effective Time there shall occur any event that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not distribute or file the Proxy Statement, or any amendment thereof or supplement thereto, to which the Purchaser reasonably objects; provided that the Company shall have the right to distribute or file any amendments or supplements required in the written opinion of counsel to the Investment Committee to be made by applicable law. The Company and Purchaser shall prepare and file with the Commission a
Schedule 13E-3 which shall be filed together with the Proxy Statement. The Company and Purchaser will take all reasonable action required so that the Proxy Statement, the Schedule 13E-3, and all amendments and supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. None of the Schedule 13E-3, the Proxy Statement, nor any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.2 Meeting of Stockholders of the Company. After receipt by the Company from the Purchaser of one or more commitments that in the aggregate commit to provide to the Purchaser financing that the Investment Committee in its good faith judgment determines will permit the Purchaser to pay the Merger Consideration and otherwise have the financial resources available in a timely manner to complete the transactions contemplated by this Agreement, the Company shall promptly take all action necessary, in accordance with the Corporation Law and its Articles of Incorporation and Bylaws, to convene a special meeting of the stockholders of the Company (the "Special Meeting") as promptly as practicable to consider and vote upon the Merger pursuant to the terms of this Agreement. Neither the Company nor the Board of Directors shall take any action which would make any approval of the Merger necessary, other than the approval of the holders of Shares representing a majority of the outstanding Shares. The Proxy Statement shall contain, at all times up to and including the date of the Special Meeting, the recommendation of the Board of Directors of the Company and the unanimous recommendation of the Investment Committee that the stockholders of the Company vote to adopt and approve the Merger, subject to the right of the Investment Committee and the Board of Directors to withdraw such recommendations if, by a majority vote, the Investment Committee in the exercise of its fiduciary duties makes a good faith judgment, based as to the legal issues involved on the written advice of legal counsel, that failure to withdraw such recommendation would constitute a breach of its fiduciary duty. Subject to such right of the Investment Committee to withdraw its recommendation of the Merger in accordance with the exercise of its fiduciary duties, the Company and the Board of Directors shall use their best efforts to obtain the necessary approvals of the stockholders of the Company and shall take all other action necessary or, in the reasonable judgment of the Purchaser, helpful to secure the vote or consent of stockholders of the Company.

          5.3 Cancellation of Stock Options. The Company and its subsidiaries shall cancel, settle, convert or exchange all outstanding Options issued pursuant to the Plans or otherwise to the extent required by Section 1.6 hereof, and shall comply with all requirements regarding income tax withholding in connection therewith; provided however, that the failure of the Company to cancel, settle, convert or exchange any Option if the requirements of Section 1.6 are met, shall not be deemed to be a breach of this Agreement by the Company. In addition to the foregoing, the Company shall cause the Plans to be terminated on or prior to the Effective Time, and shall establish to the reasonable satisfaction of the Purchaser that no person or entity (whether or not a participant in any Plans) has or will have any right to acquire any interest in the Company, the Surviving Corporation or the Purchaser as a result of the exercise of options or other rights on or after the Effective Time.

          5.4  Fees and Expenses.

               (a) Except as provided in paragraphs (b), (c), and (d) of this Section 5.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

               (b) If (i) this Agreement is terminated for any reason, (ii) prior to such termination (x) any Person (as defined below) (A) makes a written proposal to engage in any transaction described in clauses (u), (v) or (w) of clause (iii) of this
Section 5.4(b) (an "Acquisition Proposal") to the Company or any authorized director, officer or agent or (B) publicly announces an Acquisition Proposal, or (y) the Company or any authorized director, officer or agent of the Company participates in discussions or negotiations with, or provides confidential information to, any Person concerning an Acquisition Proposal, either in compliance with, or in violation of, Section 5.6, and
(iii) within one year from the date of this Agreement (u) any corporation, partnership, person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), including the Company or any of its subsidiaries but excluding Parent, the Purchaser or any of their affiliates and excluding any group of which Parent, the Purchaser or any of their affiliates is a member (a "Person"), shall have acquired all or a substantial portion of the assets of the Company or consummated a merger or consolidation with, or other acquisition of, the Company, (v) any Person shall have acquired beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 35% or more of the Shares then outstanding, or (w) a "change in control" of the Company involving a Person within the meaning of Item 1 of Form 8-K under the Exchange Act shall have occurred, the Company shall promptly, but in no event later than five business days after consummation of any transaction referred to in clauses (u), (v) or (w) above, pay to Purchaser (by transfer of same-day funds to an account designated by Purchaser for such purpose) an amount equal to
(i) $1,000,000, less (ii) any funds paid by the Company to the Purchaser pursuant to Section 5.4(d); provided such amount shall be payable by the Company with respect to any such transaction referred to in clauses (u), (v) and (w) above only if (a) the transaction provides for the Company or the holders of any Shares being purchased in such transaction to receive consideration per Share having an indicated value in excess of $16.50 per Share, or
(b) the amount of consideration received in such transaction is not readily determinable on a per Share basis and the Investment Committee or another committee of one or more disinterested members of the Board of Directors of the Company fails to make a good faith determination that such transaction is less favorable to the stockholders of the Company from a financial point of view than the Merger (in the case of either (a) or (b), a "Higher Offer").

               (c) Prior to the execution of this Agreement, the Company agreed to advance up to $175,000 to the organizers of Purchaser to cover their expenses related to the formation of Purchaser, the formulation of a proposal to acquire the Shares and the preparation and negotiation of this Agreement. The Company further agrees that it shall within five business days after receipt of each notice of the incurrence thereof by the Purchaser to the Company, advance to the Purchaser all Reimbursable Expenses (as defined in Section 5.4(d)); provided that the Company shall not be obligated to pay under this Section 5.4(c) in excess of an aggregate amount of $750,000 (including the $175,000 referred to above, but excluding all funds advanced or reimbursed with respect to Financing Fees (as defined in Section 5.4(d)), which expenses shall not be subject to such limit, but shall not exceed $217,000); provided further, that the Company shall not be obligated to pay under this Section 5.4(c) in excess of an aggregate of $500,000 (including any amounts advanced or reimbursed under this Section 5.4(c), but excluding all funds advanced or reimbursed with respect to Financing Fees which expenses shall not be subject to such limit, but shall not exceed $217,000) unless 85% of the stores owned by the franchised dealers of the Company who directly or indirectly are shareholders of Purchaser and whose franchise agreements expire prior to July 1, 1999 shall have extended the term of their franchise agreements at least through the earlier of (x) July 1, 2002, or (y) the date three years after such franchise agreement would have expired; provided that such franchised dealers shall not be required to pay any fees in connection with such extension. Any franchised dealer of the Company who directly or indirectly is a shareholder of Purchaser and whose franchise agreement expires on or after July 1, 1999, shall have the right to extend such agreement for up to three additional years without the payment of any fee in connection with such extension.

               (d) If this Agreement is terminated or the Merger is not consummated for any reason, the Company will, within five business days after notice by the Purchaser to the Company, reimburse the Purchaser for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable commitment fees, reasonable termination fees, reasonable attorney fees and expenses incurred by potential lenders which the Purchaser is obligated to reimburse, and other fees and expenses incurred in connection with arranging financing for the Merger (collectively, "Financing Fees"), legal fees and expenses, appraisal fees, fees and expenses of financial advisors and fees and expenses of accountants) incurred by the Purchaser, Parent, or on their behalf in connection with the preparation or negotiation of this Agreement or of the transactions contemplated hereby or otherwise incurred in contemplation of this Agreement, the Merger or the other transactions contemplated by this Agreement which have not otherwise been reimbursed by the Company ("Reimbursable Expenses"); provided that (i) the Company shall not be obligated to pay under this Section 5.4(d) in excess of an aggregate of $750,000 (including any amounts advanced or reimbursed under Section 5.4(c), but excluding all funds advanced or reimbursed with respect to Financing Fees which expenses shall not be subject to such limit but shall not exceed $217,000),
(ii) except for the reimbursement or advance of expenses related to Financing Fees, the Company shall not be obligated to pay any additional amounts under this Section 5.4(d) if Purchaser has been paid the amount provided in Section 5.4(b) above, (iii) the Company shall have the right to review all expense receipts (other than receipts which contain privileged or confidential information) and (iv) the Company shall not be obligated to pay under this Section 5.4(d) in excess of an aggregate of $500,000 (including any amounts advanced or reimbursed under Section 5.4(c), but excluding all funds advanced or reimbursed with respect to Financing Fees which expenses shall not be subject to such limit, but shall not exceed $217,000) unless the franchised dealers of the Company who directly or indirectly are shareholders of Purchaser and whose franchise agreements expire prior to July 1, 1999 shall have extended the term of their franchise agreements at least through the earlier of (x) July 1, 2002, or (y) the date three years after such franchise agreement would have expired; provided that such franchised dealers shall not be required to pay any fees in connection with such extension.

          5.5 Further Assurances. Subject to the terms and conditions herein provided, including those contained in
Section 5.6, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to, using reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts,
(b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement, or the transactions contemplated hereby, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to effect all necessary filings, including, but not limited to, filings with the Commission, under the Hart-Scott-Rodino Act and under the rules or regulations of any other governmental authorities, (f) to fulfill all conditions to this Agreement and to any agreements related to the financing contemplated by Section 6.2(c), and (g) to keep the other parties reasonably apprised of the status of all such efforts.

          5.6 No Solicitation. Neither the Company nor any of its subsidiaries shall, and the Company shall use its best efforts to cause its affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser or an affiliate or an associate of the Purchaser) concerning, or enter into any agreement providing for, any merger, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or division of the Company, provided that the Investment Committee on behalf of the Company may furnish or cause to be furnished information and may participate in such discussions or negotiations and enter into such agreement if it believes in good faith, after consultation with its Financial Adviser and the receipt of written advice of counsel as to the legal considerations involved, that the failure to provide such information or participate in such discussions or negotiations or enter into such agreement would be likely to involve the members of the Investment Committee in a breach of their fiduciary duties. The Investment Committee on behalf of the Company will promptly communicate to the Purchaser the terms of any proposal received or the fact that the Company has received inquiry with respect to, or has participated in discussions or negotiations in respect of, any such transaction of which a member of the Investment Committee is aware.

          5.7 Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time,
(b) any material failure of the Company or the Purchaser or any of their respective affiliates, as the case may be, or of any of their respective officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any material claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their properties or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or stockholder of the Company or any of its subsidiaries, in his, her or its capacity as such and (d) any material adverse change in the condition (financial or otherwise), business or prospects of the Company and its subsidiaries, taken as a whole, or the occurrence of an event known to the Company which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

          5.8 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of the Purchaser and its affiliates and the banks, other financial institutions and investment bankers arranging or providing the financing contemplated by Section 6.2(c) complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser and its affiliates and the banks, other financial institutions and investment bankers arranging or providing the financing all financial, operating and other data and information as the Purchaser or its affiliates and the banks, other financial institutions and investment bankers arranging or providing the financing, through their respective officers, employees or agents, may reasonably request. Subject to the requirements of law, the Purchaser and its affiliates shall, and shall use reasonable efforts to cause their officers, employees and agents, and the banks, other financial institutions and investment bankers who obtain such information, to hold in confidence and not use all such nonpublic information until such time as such information is otherwise publicly available other than through a breach of this Section 5.8, and, if this Agreement is terminated, the Purchaser and its affiliates will, and will use reasonable efforts to cause their officers, employees and agents, and the banks, other financial institutions and investment bankers who obtain such information, to deliver to the Company all documents, work papers and other material (including copies, extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. No investigation pursuant to this
Section 5.8 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          5.9 Directors' Indemnification. The Parent and the Surviving Corporation will enter into Indemnification Agreements, substantially in the form set forth in Annex A hereto (with such changes to which the Company and the Purchaser may agree) with each present director of the Company as of the Effective Time.
It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, each present and former director and officer of the Company or any of its subsidiaries, including, without limitation, each member of the Investment Committee.

                           ARTICLE VI

                           CONDITIONS

          6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. The Merger pursuant to the terms of this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

               (b)  Hart-Scott-Rodino Act.  Any waiting period
(and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

               (c) No Injunction. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition or holding by the Purchaser of the Shares illegal or would make illegal or otherwise prevent the consummation of the Merger;

               (d) Consents. The Company and the Purchaser shall have obtained such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Purchaser and the Company and its subsidiaries as are necessary for consummation of the Merger, excluding licenses, permits, consents, approvals, authorizations, qualifications or orders, the failure to obtain which, in the aggregate, will not have a material adverse effect on the Purchaser or the Company and its subsidiaries taken as a whole;

               (e) New Laws. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal;

               (f) Delivery of Fairness Opinion. The Company shall have received from PaineWebber Incorporated a written opinion addressed to the Company for inclusion in the Proxy Statement that the Merger Consideration is fair, from a financial point of view, to the disinterested stockholders of the Company (the "Fairness Opinion");

               (g)  Delivery of ESOP Fairness Opinion.  The ESOP
(as defined below) shall have received an opinion from its financial advisor that the consideration to be received by participants in the ESOP who elect to convert their shares held by the ESOP into shares of Parent is fair, from a financial point of view, to such participants.

          6.2 Additional Conditions to the Obligation of the Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by the Purchaser:

               (a)  Performance of Obligations of the Company.
The Company shall have performed in all material respects all obligations and agreements required to be performed by it under this Agreement prior to the Effective Time;

               (b)  Representations and Warranties.  The
representations and warranties of the Company set forth in this Agreement which are qualified as to materiality shall be true and correct, and any such representations and warranties not so qualified shall be true and correct in all material respects, at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement;

               (c) Financing. The Purchaser shall have obtained financing necessary to pay the aggregate Merger Consideration and to replace certain of the existing indebtedness of the Company in the aggregate amount of $77 million on terms acceptable to Purchaser in its sole discretion;

               (d) Cancellation of Stock Options. The Company shall have canceled and settled Options to the extent required by Sections 1.6 and 5.3;

               (e) Redemption of Rights. The Company shall have taken all necessary actions to cause the Rights to be extinguished or redeemed effective at the Effective Date;

               (f)  Compliance with the Nevada Business
Combination Statute. The Purchaser shall be satisfied in its sole discretion that the Board of Directors of the Company shall have taken all actions required under the Nevada General
Corporation Law to render the restrictions on combinations with interested stockholders of Section 78.438 of such Law inapplicable to the Merger;

               (g) ESOP Participation. The holders of at least 80% of the shares held by the Company's Employee Stock Ownership Program (the "ESOP") shall have elected to "roll over" their existing ESOP accounts into investments in the securities of Parent; and

               (h) Dealer Participation. Dealers owning at least 85% of the Company's franchised tire stores as of the date of this Agreement shall have elected to participate in the acquisition.

                           ARTICLE VII

                TERMINATION, AMENDMENT AND WAIVER

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the Merger by the stockholders of the Company:

               (a) By mutual written consent of the Boards of Directors of the Purchaser and the Company (which, in the case of the Company, shall include the approval of the Investment
Committee);

               (b) By the Company or the Purchaser if (i) the Effective Time shall not have occurred on or before February 28, 1996, or (ii) any of the conditions set forth in Section 6.1 hereof shall not be met at the Effective Time; provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

               (c) By the Company or the Purchaser if (i) any Person shall have made a bona fide proposal which the Investment Committee believes, in good faith after consultation with the Financial Advisor, is for a Higher Offer, (ii) the Purchaser does not make, within five business days of the Purchaser's receiving notice of such third party proposal, an offer which is at least as favorable to the Company's stockholders as such third party proposal, and (iii) the Investment Committee withdraws its recommendation of the Merger or changes its recommendation in a manner adverse to the Purchaser;

               (d)  By the Company:

                    (i) If the Purchaser fails to perform in any material respect any of its obligations under this Agreement;

                    (ii) If the representations and warranties of the Purchaser set forth in this Agreement are not true and correct in any material respect at any time prior to the Effective Time; or

                    (iii)     On August 15, 1995, if the
          Purchaser has failed to deliver to the Company prior to August 15, 1995, one or more commitments that in the aggregate commit to provide to the Purchaser financing that the Investment Committee in its good faith judgment determines will permit the Purchaser to pay the Merger Consideration and otherwise have the financial resources available in a timely manner to complete the transactions contemplated by this Agreement.

               (e)  By the Purchaser:

                    (i)  If there occurs, or the Company enters
          into or publicly announces its intention to enter into an agreement with any Person to cause to occur, a transaction of the type described in clauses (u), (v) or (w) of Section 5.4(b)(iii) hereof, but which would not qualify as a Higher Offer, or any Person shall have commenced or publicly announced an intention to commence a tender or exchange offer for the Company's Shares;

                    (ii) If any of the conditions set forth in
          Section 6.2 hereof shall not be satisfied on the Effective Time; or

                    (iii)     On August 15, 1995, if the
          Purchaser has failed to deliver to the Company prior to August 15, 1995, one or more commitments that in the aggregate commit to provide to the Purchaser financing that the Purchaser in its good faith judgment determines will permit the Purchaser to pay the Merger Consideration and otherwise have the financial resources available in a timely manner to complete the transactions contemplated by this Agreement.

               (f)  By the Company or Purchaser on September 1,
1995, if prior to September 1, 1995, the Purchaser has not satisfied the condition set forth in Section 6.2(h) and Purchaser has not waived, in writing, such condition.

          7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Purchaser or its affiliates except (i) as set forth in Sections 5.4 and 5.8, and (ii) that a party shall be liable for willful defaults of its obligations hereunder.

          7.3 Amendment. This Agreement may not be amended except by action of the Boards of Directors of each of the parties hereto (which, in the case of the Company, shall include the approval of the Investment Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would alter or change any of the terms or conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

          7.4 Waiver. At any time prior to the Effective Time, whether before or after the stockholder approval, any party hereto, by action taken by its Board of Directors (which, in the case of the Company, shall include the approval of the Investment Committee), may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(ii) subject to the provision contained in Section 7.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                          ARTICLE VIII

                       GENERAL PROVISIONS

          8.1 Public Statements. The parties agree to consult with each other and their respective counsel prior to issuing any public announcement or statement with respect to this Agreement or the Merger.

          8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopy or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

          (a)  If to Parent or the Purchaser:

               BOTI Acquisition Corp.
               11755 East Peakview Avenue
               Englewood, Colorado  80111
               Attn:  Steven P. Cloward
               Fax #: (303) 790-6064

               with copies to:

               Gibson, Dunn & Crutcher
               1801 California Street, Suite 4100
               Denver, Colorado  80202
               Attn:  Richard M. Russo, Esq.
               Fax #: (303) 296-5310

               and:

               Wendel, Rosen, Black & Dean
               1111 Broadway, 24th Floor
               Oakland, California 94607
               Attn:  Richard P. Waxman, Esq.
               Fax #: (510) 834-1928


          (b)  If to the Company:

               Big O Tires, Inc.
               11755 East Peakview Avenue
               Englewood, Colorado  80111
               Attn:  Horst Mehlfeldt
               Fax #: (303) 790-0225

               with a copy to:

               Holme Roberts & Owen
               1700 Lincoln
               Suite 4100
               Denver, Colorado 80203

               Attn:  W. Dean Salter, Esq.
               Fax #: (303) 866-0200

               and

               Hopper and Kanouff, P.C.
               1610 Wynkoop Street, Suite 200
               Denver, Colorado  80202
               Attn:  Thomas S. Smith, Esq.
               Fax #: (303) 892-0457

          8.3 Interpretation. When a reference is made in this Agreement to subsidiaries of the Purchaser or the Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by the Purchaser or the Company, as the case may be. As used in the Agreement, the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases where they would so apply. "Includes" and "including" are not limiting, and "or" is not exclusive.

          8.4 Representations and Warranties. The respective representations and warranties of the Company and the Purchaser contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither the Company nor the Purchaser nor any officer, director or employee thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

          8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          8.8 Forum. The sole forum for resolving disputes arising under or relating in any way to this Agreement are the District Court for the City and County of Denver, Colorado, or the United States District Court for the District of Colorado, and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts.

          8.9 Miscellaneous. This Agreement (including the Annexes and instruments referred to herein): (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (ii) except for
Section 5.9 hereof, is not intended to confer upon any person other than a party hereto any rights or remedies hereunder;
(iii) shall not be assigned, except by the Purchaser or Parent to a directly or indirectly wholly owned subsidiary of the Purchaser or Parent which, in a written instrument shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Nevada, without giving effect to the principles of conflict of laws thereof.

          8.10 Actual Knowledge. As used herein the term "actual knowledge" shall mean the knowledge of the individual at the time of making a statement without any requirement that an investigation be made prior to making such statement.

          IN WITNESS WHEREOF, Parent, the Purchaser and the
Company have caused this Agreement to be executed as of the date first written above by their duly authorized respective officers.

               PARENT:        BOTI HOLDINGS, INC.


                              By:   /s/   John B. Adams
                                   John B. Adams
                              Its: Treasurer


               PURCHASER:     BOTI ACQUISITION CORP.


                              By:   /s/   John B. Adams
                                   John B. Adams
                              Its: Treasurer


               COMPANY:       BIG O TIRES, INC.


                              By:   /s/   Horst K. Mehlfeldt
                                   Horst K. Mehlfeldt
                              Its: Vice Chairman


                              By:



                              Its:

EA950370.031/37+

                          ANNEX A

                          INDEMNIFICATION AGREEMENT

     This Agreement is made as of the __ day of _______, 1995 by and between Big O Tires, Inc., a Nevada corporation, and BOTI
Holdings, Inc. (collectively, the "Company"), and the undersigned
(the "Indemnitee"), with reference to the following facts:

     WHEREAS, the Company and BOTI Acquisition Corp. ("Purchaser") have entered into an Agreement and Plan of Merger pursuant to which Purchaser will merge with and into the Company, with the Company being the surviving corporation;

     WHEREAS, pursuant to the Agreement and Plan of Merger, the Company, as the surviving corporation, has agreed to enter into indemnification agreements with each of the directors of the Company;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company hereby agrees to indemnify the Indemnitee as follows:

     1.     Definitions.  As used in this Agreement:

            (a) the term "Proceeding" shall include any threatened, pending or completed claim, action, suit, proceeding or appeal, whether brought by or in the right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or may be involved as a party or otherwise by reason of (i) the fact that Indemnitee is or was a director of the Company, (ii) any actual or alleged error or misstatement or misleading statement or omission made or suffered to exist by Indemnitee while acting as a director of the Company, (iii) any action taken by him or any omission or neglect or breach of duty on his part while acting as a director of the Company, or (iv) the fact that he was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;

          (b) the term "other enterprise" shall include, without limitation employee benefit plans and administrative committees thereof;

          (c)     the term "fines" shall include, without
limitations any excise tax assessed with respect to any employee benefit plan; and

          (d) the terms "Expenses" shall include, without limitation, all reasonable attorney's fees, retainers, court costs, costs of attachment or similar bonds, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and bindings costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding; and any of the expenses listed above in this paragraph (d) as may be incurred in establishing a right to indemnification under this Agreement.

    2. Indemnity in Third Party Proceedings. To the fullest extent permitted under applicable law, the Company shall indemnify Indemnitee, his executors, heirs or administrators in accordance with the provisions of this Paragraph 2, against all Expenses, judgments, fines, penalties, and settlements, actually and reasonably incurred by Indemnitee in connection with the defense or settlement of a Proceeding (other than a Proceeding by or in the right of the Company to procure a judgement in its favor), unless it is determined pursuant to Paragraph 5 of this Agreement that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any proceeding by judgment, order of court, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Company, and with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

     3. Indemnity in Proceedings By or In the Right of the Company. To the fullest extent permitted under applicable law, the Company shall indemnify Indemnitee in accordance with the provisions of this Paragraph 3 against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of a Proceeding by or in the right of the Company, unless it is determined pursuant to Paragraph 5 of this Agreement that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification for Expenses shall be made under this Paragraph 3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that any court in which such Proceeding is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as such court shall deem proper.

     4. Notice of Claim. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Company shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as the Company shall designate in writing to the Indemnitee). Notice shall be deemed received if sent by registered mail, in return receipt requested, properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give the Company such information and cooperation as it may reasonably request and as shall be within the Indemnitee's power. Upon receipt of the aforesaid notice the Company shall have the right, at its own expense, to retain counsel reasonably satisfactory to the Indemnitee to defend any such claim and the right to settle the same in cooperation with any other person who may have such right. The Company shall determine whether it will defend such claim and shall notify the Indemnitee of its decision in writing within 10 days of receipt of the Indemnitee's notice of such claim. If the Company elects to defend such claim, the Indemnitee shall be permitted to participate in such defense only at its own expense; provided, however, that if the Company is also a party or is threatened to be made a party to the Proceeding and the Indemnitee reasonably concludes that there are defenses available to him which are different than those available to the Company, the Indemnitee may retain his own counsel at the expense of the Company if the Indemnitee is otherwise entitled to indemnification hereunder. In the event that the Company shall elect not to defend such claim or shall not notify the Indemnitee in writing of its decision within such 10-day period, then the Indemnitee may retain counsel and conduct the defense of such Proceeding as he may in his discretion deem proper, at the expense of the Company if the Indemnitee is otherwise entitled to indemnification hereunder.

     5. Right of Indemnitee Upon Application; Procedure Upon Application. Any indemnification or advance under Paragraphs 2, 3 or 10 hereof shall be made no later than 30 days after receipt of the written request of Indemnitee, unless a determination is made within said 30 day period by (a) the Board of Directors of the Company by a majority vote of a quorum thereof consisting of directors who are not parties to such Proceedings, (b) independent legal counsel in a written opinion (which counsel shall be appointed if such a quorum is not obtainable), or (c) by the court before which the relevant Proceeding was brought, that the Indemnitee has not met the relevant standards for indemnification set forth in Paragraphs 2 and 3.

     6. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

     7. Indemnification Hereunder Not Exclusive. The indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under applicable law, insurance policies, any agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, Indemnitee shall reimburse the Company for amounts paid to him pursuant to such other rights to the extent such payments duplicate any payments received pursuant to this Agreement. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Certificate of Incorporation or Bylaws of the Company.

     8. Indemnification of Expense of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against any and all Expenses incurred in connection therewith.

     9. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

     10. Advances of Expenses. Expenses incurred by the Indemnitee in connection with any Proceeding, except the amount of any settlement, shall be paid by the Company in advance upon request of the Indemnitee that the Company pay such Expenses. Indemnitee hereby undertakes to repay to the Company the amount of any Expenses theretofore paid, reimbursed or advanced by the Company, plus interest on such amount equal to the rate announced from time to time by Colorado National Bank as its "prime" rate, to the extent that it is ultimately determined that such Expenses were not reasonable in nature or amount or that Indemnitee was not otherwise entitled to indemnification.

     11. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company's written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement. The Company shall pay the Indemnitee, upon request, the amount of any settlement consented to by the Company.

     12. Insurance. The Company shall cause to be purchased an insurance policy which, for a period of three years, shall provide the Indemnitee with similar coverage as the Company currently provides for its Directors (which coverage is currently
$5,000,000).

     13. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

     15. Saving Clause. Wherever there is a conflict between any provision of this Agreement and any applicable present or future statute, law or regulation, or any judgment, decree or order of any court or other governmental or regulatory body to which the Company is subject contrary to which the Company and the Indemnitee have no legal right to contract, the latter shall prevail. In such event, however, the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within applicable legal requirements and the Company shall indemnify Indemnitee to the fullest extent permitted by the remaining valid and enforceable provision of this Agreement or by applicable law.

     16. Coverage and Successors. The provisions of this Agreement shall apply with respect to Indemnitee's service as a director of the Company prior to the date of this Agreement and with respect to all periods of such service after the date of this Agreement, even though Indemnitee may have ceased to be a director of the Company, when he exercises his rights hereunder. All of Indemnitee's rights to indemnification under this Agreement shall apply with equal force to and be enforceable by Indemnitee's executors, heirs and administrators. This Agreement shall be binding upon the Company and its successors and assigns, including any transferee of all or substantially all of its assets and any successor by merger or operation of law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

                           BOTI Holdings, Inc.

                           By: _______________________

                           Title: ____________________


                           BIG O TIRES, INC.

                           By: ________________________

                           Title: _____________________
                                        Director


EA950170.027/14+


                       DISCLOSURE CERTIFICATE

                                 to

                    Agreement and Plan of Merger

                            by and among

                       BOTI Acquisition Corp.,
                         BOTI Holdings, Inc.

                               and

                          Big O Tires, Inc.




                          As of June 30, 1995


                      Section 3.2 - Options and Rights

     Attached is the information required by Section 3.2 of the Agreement and Plan of Merger.



Big O Tires, Inc.         OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                          AND OUTSTANDING AS OF 06/30/95
                          DS00 PLAN


                         GRANT     GRANT   PLAN/
NAME                     DATE      NUMBER  TYPE(1)   PRICE
- ---------------------    --------  ------  --------  ---------
Adams, John B.           01/01/89  D00001  DS00/NQ  $1.060000
Adams, John B.           01/01/90  D00040  DS00/NQ  $0.843750
Adams, John B.           01/01/91  D00067  DS00/NQ  $0.320315
Adams, John B.           01/01/94  D00132  DS00/NQ  $1.475000

Asher, Ronald D.         01/01/89  D00002  DS00/NQ  $1.060000
Asher, Ronald D.         01/01/90  D00041  DS00/NQ  $0.843750
Asher, Ronald D.         01/01/91  D00068  DS00/NQ  $0.320315
Asher, Ronald D.         01/01/92  D00094  DS00/NQ  $0.476500
Asher, Ronald D.         01/01/93  D00108  DS00/NQ  $1.350000
Asher, Ronald D.         01/01/94  D00125  DS00/NQ  $1.475000

Asher, Ronald D.         01/01/95  D00148  DS00/NQ  $1.625000
Becker, William C.       01/01/91  D00069  DS00/NQ  $0.320315
Becker, William C.       01/01/93  D00122  DS00/NQ  $1.350000
Bench, Lawrence D.       01/01/92  D00095  DS00/NQ  $0.476500
Bench, Lawrence D.       01/01/93  D00120  DS00/NQ  $1.350000

Bench, Lawrence D.       01/01/94  D00142  DS00/NQ  $1.475000
Bench, Lawrence D.       01/01/95  D00156  DS00/NQ  $1.625000
Boeke, David T.          01/01/94  D00133  DS00/NQ  $1.475000
Boyenger, Ann M.         01/01/89  D00003  DS00/NQ  $1.060000
Boyenger, Ann M.         01/01/90  D00042  DS00/NQ  $0.843750

Carney, Frank L.         01/01/94  D00126  DS00/NQ  $1.475000
Carney, Frank L.         01/01/95  D00149  DS00/NQ  $1.625000
Casey, Roger L.          01/01/91  D00070  DS00/NQ  $0.320315
Casey, Roger L.          01/01/92  D00096  DS00/NQ  $0.476500
Casey, Roger L.          01/01/93  D00119  DS00/NQ  $1.350000

Casey, Roger L.          01/01/94  D00143  DS00/NQ  $1.475000
Cloward, Steven P.       01/01/91  D00071  DS00/NQ  $0.320315
Cloward, Steven P.       01/01/92  D00097  DS00/NQ  $0.476500
Cloward, Steven P.       01/01/94  D00131  DS00/NQ  $1.475000
Combe, Michael V.W.      01/01/93  D00124  DS00/NQ  $1.350000

Findlay, Brad            01/01/94  D00135  DS00/NQ  $1.475000
Hatch, Gregory W.        01/01/94  D00145  DS00/NQ  $1.475000
Johnston, Everett H.     01/01/94  D00127  DS00/NQ  $1.475000
Johnston, Everett H.     01/01/95  D00150  DS00/NQ  $1.625000
Jones, Allen E.          01/01/93  D00116  DS00/NQ  $1.350000

Jones, Allen E.          01/01/94  D00139  DS00/NQ  $1.475000
Jones, Allen E.          01/01/95  D00155  DS00/NQ  $1.625000
Kimberlin, Gregory D.    01/01/92  D00100  DS00/NQ  $0.476500
Kimberlin, Gregory D.    01/01/93  D00118  DS00/NQ  $1.350000
Kimberlin, Gregory D.    01/01/94  D00140  DS00/NQ  $1.475000

Big O Tires, Inc.       OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                        AND OUTSTANDING AS OF 06/30/95
                        DS00 PLAN


                      O U T S T A N D I N G    V E S T E D
                      AS OF 06/30/95           AS OF 06/30/95
                      ----------------------   -------------------
NAME                SHARES         DOLLARS   SHARES         DOLLARS
- -----------------   ---------   ----------   --------   -----------
Adams, John B.         521.00      $552.26     521.00      $552.26
Adams, John B.         988.00      $833.63     988.00      $833.63
Adams, John B.       3,036.00      $972.48   3,036.00      $972.48
Adams, John B.         377.00      $556.08     377.00      $556.08
Asher, Ronald D.     1,230.00    $1,303.80   1,230.00    $1,303.80

Asher, Ronald D.     2,397.00    $2,022.47   2,397.00    $2,022.47
Asher, Ronald D.     5,204.00    $1,666.92   5,204.00    $1,666.92
Asher, Ronald D.     3,498.00    $1,666.80   3,498.00    $1,666.80
Asher, Ronald D.     1,647.00    $2,223.45   1,647.00    $2,223.45
Asher, Ronald D.     1,507.00    $2,222.83   1,507.00    $2,222.83

Asher, Ronald D.       411.00      $667.88       0.00        $0.00
Becker, William C.     347.00      $111.15     347.00      $111.15
Becker, William C.      83.00      $112.05      83.00      $112.05
Bench, Lawrence D.     234.00      $111.50     234.00      $111.50
Bench, Lawrence D.      99.00      $133.65      99.00      $133.65

Bench, Lawrence D.      91.00      $134.23      91.00      $134.23
Bench, Lawrence D.      83.00      $134.88       0.00        $0.00
Boeke, David T.        113.00      $166.68     113.00      $166.68
Boyenger, Ann M.       105.00      $111.30     105.00      $111.30
Boyenger, Ann M.       132.00      $111.38     132.00      $111.38

Carney, Frank L.       754.00    $1,112.15     754.00    $1,112.15
Carney, Frank L.     1,026.00    $1,667.25       0.00        $0.00
Casey, Roger L.        347.00      $111.15     347.00      $111.15
Casey, Roger L.        280.00      $133.42     280.00      $133.42
Casey, Roger L.        107.00      $144.45     107.00      $144.45

Casey, Roger L.         91.00      $134.23      91.00      $134.23
Cloward, Steven P.   4,571.00    $1,464.16   4,571.00    $1,464.16
Cloward, Steven P.   5,829.00    $2,777.52   5,829.00    $2,777.52
Cloward, Steven P.   1,884.00    $2,778.90   1,884.00    $2,778.90
Combe, Michael V.W.     83.00      $112.05      83.00      $112.05

Findlay, Brad          189.00      $278.78     189.00      $278.78
Hatch, Gregory W.       76.00      $112.10      76.00      $112.10
Johnston, Everett H.   904.00    $1,333.40     904.00    $1,333.40
Johnston, Everett H.   548.00      $890.50       0.00        $0.00
Jones, Allen E.        330.00      $445.50     330.00      $445.50

Jones, Allen E.        302.00      $445.45     302.00      $445.45
Jones, Allen E.        274.00      $445.25       0.00        $0.00
Kimberlin, Gregory D.  234.00      $111.50     234.00      $111.50
Kimberlin, Gregory D.   83.00      $112.05      83.00      $112.05
Kimberlin, Gregory D.   91.00      $134.23      91.00      $134.23

                               PAGE: 1
                               FORM:  Dscl50
                               DATE:  07/06/95
                               TIME:  16:14:58


                    V E S T E D              V E S T E D
                    07/01/95 TO 06/30/96     ON OR AFTER 07/01/96
                    ----------------------   ---------------------
NAME                SHARES         DOLLARS   SHARES         DOLLARS
- -----------------   ---------   ----------   --------   -----------
Adams, John B.           0.00        $0.00       0.00         $0.00
Adams, John B.           0.00        $0.00       0.00         $0.00
Adams, John B.           0.00        $0.00       0.00         $0.00
Adams, John B.           0.00        $0.00       0.00         $0.00
Asher, Ronald D.         0.00        $0.00       0.00         $0.00

Asher, Ronald D.         0.00        $0.00       0.00         $0.00
Asher, Ronald D.         0.00        $0.00       0.00         $0.00
Asher, Ronald D.         0.00        $0.00       0.00         $0.00
Asher, Ronald D.         0.00        $0.00       0.00         $0.00
Asher, Ronald D.         0.00        $0.00       0.00         $0.00

Asher, Ronald D.       411.00      $667.88       0.00         $0.00
Becker, William C.       0.00        $0.00       0.00         $0.00
Becker, William C.       0.00        $0.00       0.00         $0.00
Bench, Lawrence D.       0.00        $0.00       0.00         $0.00
Bench, Lawrence D.       0.00        $0.00       0.00         $0.00

Bench, Lawrence D.       0.00        $0.00       0.00         $0.00
Bench, Lawrence D.      83.00      $134.88       0.00         $0.00
Boeke, David T.          0.00        $0.00       0.00         $0.00
Boyenger, Ann M.         0.00        $0.00       0.00         $0.00
Boyenger, Ann M.         0.00        $0.00       0.00         $0.00

Carney, Frank L.         0.00        $0.00       0.00         $0.00
Carney, Frank L.     1,026.00    $1,667.25       0.00         $0.00
Casey, Roger L.          0.00        $0.00       0.00         $0.00
Casey, Roger L.          0.00        $0.00       0.00         $0.00
Casey, Roger L.          0.00        $0.00       0.00         $0.00

Casey, Roger L.          0.00        $0.00       0.00         $0.00
Cloward, Steven P.       0.00        $0.00       0.00         $0.00
Cloward, Steven P.       0.00        $0.00       0.00         $0.00
Cloward, Steven P.       0.00        $0.00       0.00         $0.00
Combe, Michael V.W.      0.00        $0.00       0.00         $0.00

Findlay, Brad            0.00        $0.00       0.00         $0.00
Hatch, Gregory W.        0.00        $0.00       0.00         $0.00
Johnston, Everett H.     0.00        $0.00       0.00         $0.00
Johnston, Everett H.   548.00      $890.50       0.00         $0.00
Jones, Allen E.          0.00        $0.00       0.00         $0.00

Jones, Allen E.          0.00        $0.00       0.00         $0.00
Jones, Allen E.        274.00      $445.25       0.00         $0.00
Kimberlin, Gregory D.    0.00        $0.00       0.00         $0.00
Kimberlin, Gregory D.    0.00        $0.00       0.00         $0.00
Kimberlin, Gregory D.    0.00        $0.00       0.00         $0.00

Big O Tires, Inc.         OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                          AND OUTSTANDING AS OF 06/30/95
                          DS00 PLAN


                         GRANT     GRANT   PLAN/
NAME                     DATE      NUMBER  TYPE(1)   PRICE
- ---------------------    --------  ------  --------  ---------
Lechman, Merna J.        01/01/91  D00076  DS00/NQ  $0.320315
Lechman, Merna J.        01/01/92  D00102  DS00/NQ  $0.476500
Lechman, Merna J.        01/01/93  D00115  DS00/NQ  $1.350000
McSharry, Alan D.        01/01/89  D00009  DS00/NQ  $1.060000
McSharry, Alan D.        01/01/90  D00051  DS00/NQ  $0.843750

McSharry, Alan D.        01/01/91  D00077  DS00/NQ  $0.320315
McSharry, Alan D.        01/01/92  D00103  DS00/NQ  $0.476500
McSharry, Alan D.        01/01/93  D00121  DS00/NQ  $1.350000
Mehlfeldt, Horst K.      01/01/93  D00109  DS00/NQ  $1.350000
Mehlfeldt, Horst K.      01/01/94  D00128  DS00/NQ  $1.475000

Mehlfeldt, Horst K.      01/01/95  D00151  DS00/NQ  $1.625000
Siipola, John E.         01/01/89  D00019  DS00/NQ  $1.060000
Siipola, John E.         01/01/90  D00056  DS00/NQ  $0.843750
Siipola, John E.         01/01/91  D00084  DS00/NQ  $0.320315
Siipola, John E.         01/01/93  D00110  DS00/NQ  $1.350000

Siipola, John E.         01/01/94  D00129  DS00/NQ  $1.475000
Siipola, John E.         01/01/95  D00152  DS00/NQ  $1.625000
Snow, Renee F.A.         01/01/89  D00021  DS00/NQ  $1.060000
Teigen, Philip J.        01/01/91  D00087  DS00/NQ  $0.320315
Trujillo, Edward F.      01/01/94  D00138  DS00/NQ  $1.475000

Walker, William R.       01/01/94  D00141  DS00/NQ  $1.475000
Ware, Bruce H.           01/01/94  D00144  DS00/NQ  $1.475000
Weiger, Ralph J.         01/01/94  D00147  DS00/NQ  $1.475000
Weiger, Ralph J.         01/01/95  D00153  DS00/NQ  $1.625000
Wernholm, C. Thomas      01/01/89  D00026  DS00/NQ  $1.060000

Wernholm  C. Thomas      01/01/90  D00061  DS00/NQ  $0.843750
Wernholm, C. Thomas      01/01/91  D00089  DS00/NQ  $0.320315
Wernholm, C. Thomas      01/01/92  D00107  DS00/NQ  $0.476500
Wernholm, C. Thomas      01/01/93  D00112  DS00/NQ  $1.350000
Wernholm, C. Thomas      01/01/94  D00130  DS00/NQ  $1.475000

Wernholm, C. Thomas      01/01/95  D00154  DS00/NQ  $1.625000

                                   T O T A L S

Big O Tires, Inc.       OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                        AND OUTSTANDING AS OF 06/30/95
                        DS00 PLAN


                    O U T S T A N D I N G    V E S T E D
                    AS OF 06/30/95           AS OF 06/30/95
                    ----------------------   -------------------
NAME                SHARES         DOLLARS   SHARES         DOLLARS
- -----------------   ---------   ----------   --------   -----------
Lechman, Merna J.     347.00      $111.15     347.00        $111.15
Lechman, Merna J.     234.00      $111.50     234.00        $111.50
Lechman, Merna J.      83.00      $112.05      83.00        $112.05
McSharry, Alan D.     157.00      $166.42     157.00        $166.42
McSharry, Alan D.     132.00      $111.38     132.00        $111.38

McSharry, Alan D.     347.00      $111.15     347.00        $111.15
McSharry, Alan D.     234.00      $111.50     234.00        $111.50
McSharry, Alan D.     124.00      $167.40     124.00        $167.40
Mehlfeldt, Horst K. 1,647.00    $2,223.45   1,647.00      $2,223.45
Mehlfeldt, Horst K. 1,507.00    $2,222.83   1,507.00      $2,222.83

Mehlfeldt, Horst K. 1,368.00    $2,223.00      00.00          $0.00
Siipola, John E.    1,230.00    $1,303.80   1,230.00      $1,303.80
Siipola, John E.      400.00      $337.50     400.00        $337.50
Siipola, John E.    1,000.00      $320.32   1,000.00        $320.32
Siipola, John E.      700.00      $945.00     700.00        $945.00

Siipola, John E.      452.00      $666.70     452.00        $666.70
Siipola, John E.      411.00      $667.88       0.00          $0.00
Snow, Renee F.A.      250.00      $265.00     250.00        $265.00
Teigen, Philip J.     833.00      $266.82     833.00        $266.82
Trujillo, Edward F.    91.00      $134.23      91.00        $134.23

Walker, William R.     91.00      $134.23      91.00        $134.23
Ware, Bruce H.        302.00      $445.45     302.00        $445.45
Weiger, Ralph J.    1,356.00    $2,000.10   1,356.00      $2,000.10
Weiger, Ralph J.      411.00      $667.88       0.00          $0.00
Wernholm, C. Thomas 1,646.00    $1,744.76   1,646.00      $1,744.76

Wernholm  C. Thomas 2,661.00    $2,245.22   2,661.00      $2,245.22
Wernholm, C. Thomas 7,009.00    $2,245.09   7,009.00      $2,245.09
Wernholm, C. Thomas 3,964.00    $1,888.85   3,964.00      $1,888.85
Wernholm, C. Thomas   494.00      $666.90     494.00        $666.90
Wernholm, C. Thomas   452.00      $666.70     452.00        $666.70

Wernholm, C. Thomas   411.00      $667.88       0.00          $0.00
                   ---------  -----------  ---------   ------------
                   70,450.00   $56,511.60  65,507.00     $48,479.20

                              PAGE: 1
                              FORM:  Dscl50
                              DATE:  07/06/95
                              TIME:  16:14:58


                    V E S T E D              V E S T E D
                    07/01/95 TO 06/30/96     ON OR AFTER 07/01/96
                    ----------------------   ---------------------
NAME                SHARES         DOLLARS   SHARES         DOLLARS
- -----------------   ---------   ----------   --------   -----------
Lechman, Merna J.       0.00      $0.00        0.00           $0.00
Lechman, Merna J.       0.00      $0.00        0.00           $0.00
Lechman, Merna J.       0.00      $0.00        0.00           $0.00
McSharry, Alan D.       0.00      $0.00        0.00           $0.00
McSharry, Alan D.       0.00      $0.00        0.00           $0.00
McSharry, Alan D.       0.00      $0.00        0.00           $0.00

McSharry, Alan D.       0.00      $0.00        0.00           $0.00
McSharry, Alan D.       0.00      $0.00        0.00           $0.00
Mehlfeldt, Horst K.     0.00      $0.00        0.00           $0.00
Mehlfeldt, Horst K.     0.00      $0.00        0.00           $0.00

Mehlfeldt, Horst K. 1,368.00  $2,223.00        0.00           $0.00
Siipola, John E.        0.00      $0.00        0.00           $0.00
Siipola, John E.        0.00      $0.00        0.00           $0.00
Siipola, John E.        0.00      $0.00        0.00           $0.00

Siipola, John E.        0.00      $0.00        0.00           $0.00
Siipola, John E.        0.00      $0.00        0.00           $0.00
Siipola, John E.      411.00    $667.88        0.00           $0.00
Snow, Renee F.A.        0.00      $0.00        0.00           $0.00
Teigen, Philip J.       0.00      $0.00        0.00           $0.00
Trujillo, Edward F.     0.00      $0.00        0.00           $0.00

Walker, William R.      0.00      $0.00        0.00           $0.00
Ware, Bruce H.          0.00      $0.00        0.00           $0.00
Weiger, Ralph J.        0.00      $0.00        0.00           $0.00
Weiger, Ralph J.      411.00    $667.88        0.00           $0.00
Wernholm, C. Thomas     0.00      $0.00        0.00           $0.00

Wernholm  C. Thomas     0.00      $0.00        0.00           $0.00
Wernholm, C. Thomas     0.00      $0.00        0.00           $0.00
Wernholm, C. Thomas     0.00      $0.00        0.00           $0.00
Wernholm, C. Thomas     0.00      $0.00        0.00           $0.00
Wernholm, C. Thomas     0.00      $0.00        0.00           $0.00

Wernholm, C. Thomas   411.00    $667.88        0.00           $0.00
                   --------- ----------   ---------   -------------
                    4,943.00  $8,032.40        0.00           $0.00

Big O Tires, Inc.         OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                          AND OUTSTANDING AS OF 06/30/95
                          NQ00 PLAN

                         GRANT     GRANT   PLAN/
NAME                     DATE      NUMBER  TYPE(1)
- ---------------------    --------  ------  --------
Adams, John B.           08/02/91  000002    NQ00/NQ
Adams, John B.           01/14/92  000012    NQ00/NQ
Adams, John B.           04/16/93  000023    NQ00/NQ
Adams, John B.           08/05/94  000047    NQ00/NQ
Cloward, Steven P.       08/02/91  000001    NQ00/NQ

Cloward, Steven P.       01/14/92  000011    NQ00/NQ
Cloward, Steven P.       04/16/93  000022    NQ00/NQ
Cloward, Steven P.       08/05/94  000048    NQ00/NQ
Fryer, Dennis J.         04/16/93  000027    NQ00/NQ
Johnston, Everett H.     06/09/93  000034    NQ00/NQ

Jones, Allen E.          08/02/91  000008    NQ00/NQ
Jones, Allen E.          01/14/92  000017    NQ00/NQ
Jones, Allen E.          04/16/93  000028    NQ00/NQ
Lautzenheiser, Ronald H. 01/14/92  000013    NQ00/NQ
Lautzenheiser, Ronald H. 04/16/93  000025    NQ00/NQ

Roquet, Gregory L.       08/02/91  000009    NQ00/NQ
Roquet, Gregory L.       01/14/92  000019    NQ00/NQ
Roquet, Gregory L.       04/16/93  000031    NQ00/NQ
Staker, Thomas L.        01/14/92  000014    NQ00/NQ
Staker, Thomas L.        04/16/93  000024    NQ00/NQ

Teigen, Philip J.        01/14/92  000021    NQ00/NQ
Teigen, Philip J.        04/16/93  000033    NQ00/NQ
Ware, Bruce H.           08/02/91  000010    NQ00/NQ
Ware, Bruce H.           01/14/92  000020    NQ00/NQ
Ware, Bruce H.           04/16/93  000032    NQ00/NQ

                                   T O T A L S

(1) DS00=Big O Tires, Inc. Director and Employee Stock Option Plan NQ00=Big O Tires, Inc. Long Term Incentive Plan

Big O Tires, Inc.         OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                          AND OUTSTANDING AS OF 06/30/95
                          NQ00 PLAN

                                      O U T S T A N D I N G
                                      AS OF 06/30/95
                                      -------------------------

NAME                     PRICE        SHARES            DOLLARS
- ---------------------    -----------  ---------   -------------
Adams, John B.             $5.000000   4,060.00      $20,300.00
Adams, John B.             $5.156250   6,994.00      $36,062.81
Adams, John B.            $12.250000  12,197.00     $149,413.25
Adams, John B.            $15.437500  16,893.00     $260,785.69
Cloward, Steven P.         $5.000000   6,280.00      $31,400.00

Cloward, Steven P.         $5.156250  10,675.00      $55,042.97
Cloward, Steven P.        $12.250000  17,700.00     $216,825.00
Cloward, Steven P.        $15.437500  25,049.00     $386,693.94
Fryer, Dennis J.          $12.250000   2,496.00      $30,576.00
Johnston, Everett H.      $15.880000   1,160.00      $18,420.80

Jones, Allen E.            $5.000000   2,720.00      $13,600.00
Jones, Allen E.            $5.156250   1,964.00      $10,126.88
Jones, Allen E.           $12.250000   2,496.00      $30,576.00
Lautzenheiser, Ronald H.   $5.156250   3,804.00      $19,614.38
Lautzenheiser, Ronald H.  $12.250000   5,245.00      $64,251.25

Roquet, Gregory L.         $5.000000   2,720.00      $13,600.00
Roquet, Gregory L.         $5.156250   1,964.00      $10,126.88
Roquet, Gregory L.        $12.250000   3,546.00      $43,438.50
Staker, Thomas L.          $5.156250   3,681.00      $18,980.16
Staker, Thomas L.         $12.250000   1,354.00      $16,586.50

Teigen, Philip J.          $5.156250   1,841.00       $9,492.66
Teigen, Philip J.         $12.250000   3,120.00      $38,220.00
Ware, Bruce H.             $5.000000   2,720.00      $13,600.00
Ware, Bruce H.             $5.156250   1,964.00      $10,126.88
Ware, Bruce H.            $12.250000   3,215.00      $39,383.75
                                      ---------    ------------
                                     145,858.00   $1,557,224.30

(1)DS00=Big O Tires, Inc. Director and Employee Stock Option Plan
   NQ00=Big O Tires, Inc. Long Term Incentive Plan

Big O Tires, Inc.         OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                          AND OUTSTANDING AS OF 06/30/95
                          NQ00 PLAN

                          V E S T E D
                          AS OF 06/30/95
                          -------------------------

NAME                      SHARES           DOLLARS
- -----------------         --------   -------------
Adams, John B.            4,060.00      $20,300.00
Adams, John B.            6,994.00      $36,062.81
Adams, John B.                0.00           $0.00
Adams, John B.                0.00           $0.00
Cloward, Steven P.        6,280.00      $31,400.00

Cloward, Steven P.       10,675.00      $55,042.97
Cloward, Steven P.            0.00           $0.00
Cloward, Steven P.            0.00           $0.00
Fryer, Dennis J.              0.00           $0.00
Johnston, Everett H.          0.00           $0.00

Jones, Allen E.           2,720.00      $13,600.00
Jones, Allen E.           1,964.00      $10,126.88
Jones, Allen E.               0.00           $0.00
Lautzenheiser, Ronald H.  3,804.00      $19,614.38
Lautzenheiser, Ronald H.      0.00           $0.00

Roquet, Gregory L.        2,720.00      $13,600.00
Roquet, Gregory L.        1,964.00      $10,126.88
Roquet, Gregory L.            0.00           $0.00
Staker, Thomas L.         3,681.00      $18,980.16
Staker, Thomas L.             0.00           $0.00

Teigen, Philip J.         1,841.00       $9,492.66
Teigen, Philip J.             0.00           $0.00
Ware, Bruce H.            2,720.00      $13,600.00
Ware, Bruce H.            1,964.00      $10,126.88
Ware, Bruce H.                0.00           $0.00
                          --------   -------------
                         51,387.00     $262,073.62

Big O Tires, Inc.        OPTIONS GRANTED FROM 01/01/80 TO 06/30/95
                         AND OUTSTANDING AS OF 06/30/95
                         NQ00 PLAN

                           V E S T E D
                           07/01/95 TO 06/30/96
                           -------------------------

NAME                       SHARES            DOLLARS
- ---------------------      ---------   -------------
Adams, John B.                  0.00           $0.00
Adams, John B.                  0.00           $0.00
Adams, John B.             12,197.00     $149,413.25
Adams, John B.                  0.00           $0.00
Cloward, Steven P.              0.00           $0.00

Cloward, Steven P.              0.00           $0.00
Cloward, Steven P.         17,700.00     $216,825.00
Cloward, Steven P.              0.00           $0.00
Fryer, Dennis J.            2,496.00      $30,576.00
Johnston, Everett H.        1,160.00      $18,420.80

Jones, Allen E.                 0.00           $0.00
Jones, Allen E.                 0.00           $0.00
Jones, Allen E.             2,496.00      $30,576.00
Lautzenheiser, Ronald H.        0.00           $0.00
Lautzenheiser, Ronald H.    5,245.00      $64,251.25

Roquet, Gregory L.              0.00           $0.00
Roquet, Gregory L.              0.00           $0.00
Roquet, Gregory L.          3,546.00      $43,438.50
Staker, Thomas L.               0.00           $0.00
Staker, Thomas L.           1,354.00      $16,586.50

Teigen, Philip J.               0.00           $0.00
Teigen, Philip J.           3,120.00      $38,220.00
Ware, Bruce H.                  0.00           $0.00
Ware, Bruce H.                  0.00           $0.00
Ware, Bruce H.              3,215.00      $39,383.75
                           ---------   -------------
                           52,529.00     $647,691.05

                     PAGE: 1
                     FORM:  Dscl50
                     DATE:  07/06/95
                     TIME:  16:15:20

                         V E S T E D
                         ON OR AFTER 07/01/96
                         -------------------------

NAME                     SHARES            DOLLARS
- ---------------------       ---------   -------------
Adams, John B.                   0.00           $0.00
Adams, John B.                   0.00           $0.00
Adams, John B.                   0.00           $0.00
Adams, John B.              16,893.00     $260,785.69
Cloward, Steven P.               0.00           $0.00

Cloward, Steven P.               0.00           $0.00
Cloward, Steven P.               0.00           $0.00
Cloward, Steven P.          25,049.00     $386,693.94
Fryer, Dennis J.                 0.00           $0.00
Johnston, Everett H.             0.00           $0.00

Jones, Allen E.                  0.00           $0.00
Jones, Allen E.                  0.00           $0.00
Jones, Allen E.                  0.00           $0.00
Lautzenheiser, Ronald H.         0.00           $0.00
Lautzenheiser, Ronald H.         0.00           $0.00

Roquet, Gregory L.               0.00           $0.00
Roquet, Gregory L.               0.00           $0.00
Roquet, Gregory L.               0.00           $0.00
Staker, Thomas L.                0.00           $0.00
Staker, Thomas L.                0.00           $0.00

Teigen, Philip J.                0.00           $0.00
Teigen, Philip J.                0.00           $0.00
Ware, Bruce H.                   0.00           $0.00
Ware, Bruce H.                   0.00           $0.00
Ware, Bruce H.                   0.00           $0.00
                            ---------   -------------
                            41,942.00     $647,479.63









              Supplemental Executive Retirement Plan ("SERP")
                                    and
                    Stock Appreciation Rights ("SARs")


Name of Holder       # of SARs      # of SERP/SARs       Grant
Value
                                                             or
                                                          Base
Price


John B. Adams                            203            $15.25

Steven P. Cloward                        502            $15.25

Steven P. Cloward    100,000                            $13.875

Horst K. Mehlfeldt   100,000                            $13.875

John E. Siipola      100,000                            $13.875

                         Section 3.4 - Compliance

          i. The First National Bank of Chicago Revolving Credit Agreement. The Revolving Credit Agreement between the Company, and certain of its subsidiaries, and The
                    First National Bank of Chicago ("First
Chicago"),
                    contains a covenant restricting the Company, or its
                    subsidiary companies, from being able to merge or
                    consolidate with or into any other person except that
                    the Company and its subsidiaries may merge with each
                    other.  A violation of this covenant
constitutes an
                    event of default under the revolving credit agreement
                    unless First Chicago consents to such a
transaction.
                    Also, a change in control of the Company (20% change)
                    constitutes an event of default under the revolving
                    credit agreement unless First Chicago waives the
                    default.

          ii.       Senior Secured Notes.  The Indenture, Mortgage,
Deed
                    of Trust, Security Agreement and Financing
Statement
                    (fixture filing) between the Company, certain of its
                    subsidiaries, and the Bank of Cherry Creek, N.A., as
                    indenture trustee, and Kenneth Buckius, as individual
                    trustee, dated as of April 27, 1994, as amended on
                    January 30, 1995, for the benefit of the holders of
                    the Company's 8.71% Senior Secured Notes due
2004,
                    restricts the Company and its subsidiaries from entering into any transaction or merger or consolidation with any other corporation, except that:

                         (i)       The Company may merge with one
or
                                   more of its subsidiaries
(provided
                                   the Company is the surviving
                                   corporation); and

                         (ii)      Any subsidiary may sell, lease,
                                   transfer or otherwise dispose of
its
                                   assets to the Company or any
other
                                   subsidiary; and

                         (iii)          The Company may merge or
consolidate
                                        with any other corporation
or sell
                                        all or substantially all of
its
                                        assets provided that:

                              1)        The continuing or surviving
                                        entity expressly assumes
the
                                        punctual payment of the
notes
                                        and observance of all of
the
                                        covenants of the notes;

                              2)        The surviving entity shall
be
                                        incorporated in the United
                                        States;

                              3)        An Event of Default with
                                        regard to the surviving
entity
                                        shall not have occurred
                                        immediately after the
merger
                                        and be continuing on the
                                        Notes; and

                              4)        The surviving entity can
incur
                                        at least $1 of additional
                                        Debt.

                         (iv)      A violation of this covenant
                                   constitutes a default under the
                                   indenture unless the trustees
and
                                   note holders consent to such a
                                   transaction.

          iii.      Various Store/Office Leases in Chandler,
Arizona;
                    Glendale, Arizona; Corona, California;
Porterville,
                    California; Vacaville, California; Colorado
Springs,
                    Colorado; Renton, Washington, and Seattle,
Washington.
                    These leases covering the Company's regional offices
                    or store sites contain provisions that a change in
                    control of lessee shall constitute an
assignment
                    requiring lessor's consent.

          iv.       Loan with AT&T.  The Trust Deed, Grant of
Easement and
                    Security Agreement (including fixture filing and
                    assignment of rents) given to AT&T Commercial
Finance
                    Corporation to secure payment and performance of
                    various loans for equipment and real estate, contains
                    a provision which states:

          "If Grantor or any guarantor of the obligations secured hereby (hereinafter called "Guarantor") is a corporation, the sale, pledge or assignment by the shareholders of Grantor or Guarantor of any shares of stock of Grantor or Guarantor without the prior written consent of noteholder or the transfer of more than 20% of the value of Grantor's or Guarantor's assets not in the ordinary course of Grantor's or Guarantor's business, the merger or consolidation of Grantor or Guarantor with another company or entity, [constitutes a default]."

     Without the prior written consent of noteholder, the Merger would constitute a default.

     In its loan commitment to the Company, AT&T Commercial Finance Corporation indicates that the commitment is being issued in reliance on
     the present management and financial condition of Borrower and Guarantor. If there is any material change in either the management or
     financial conditions, lender may, at its option, void the commitment and the Company believes that this may occur.

          v. The loan agreement and guarantee with Key Bank of
                    Wyoming, covering the Big O Tire, Inc. Employee
Stock
                    Ownership Plan contains the following provision stating:

          "Ownership. Make or permit any material change in the composition, executive management or form of business activity of the borrower or guarantor, or the ownership of the Stock, except as allowed or required by the ESOP."

     This is a negative covenant that will require the consent and/or waiver of Key Bank of Wyoming.

          vi.       Equitable Insurance of Iowa and Republic
Western.
                    Equitable Insurance of Iowa, holder of
approximately
                    $5MM in Senior Secured Notes and Republic
Western
                    Insurance Company, holder of approximately $3MM in
                    Senior Secured Notes will be unable to hold notes of
                    the Company after the Merger because the Merger will
                    cause the Company's investment rating to drop below
                    what is required by regulation. As a result, the
                    Company will be required to call the Notes pursuant to
                    their terms. Verbal notice has been given to Equitable Insurance of Iowa.

                           Section 3.6 - Changes

                         (a)       Business Prospects

                    (1)       AT&T Commercial Finance Corporation
has
                         agreed to fund certain existing real
estate
                         projects, but as a result of the
contemplated
                         Merger intends to retract any commitment
in
                         excess of such projects.

                    (2)       Because the Merger will cause the
                         Company's investment rating to drop, and
because
                         of regulatory concerns, the Company will
be
                         forced to call approximately $8MM of
Senior
                         Secured Notes held by Equitable Insurance
of
                         Iowa and Republic Western Insurance
Company.

                    (3)       U.S. Bancorp had given a loan
commitment
                         to assist in the financing of the Las
Vegas
                         Equipment Lease.  Upon learning of the
Merger,
                         U.S. Bancorp has withdrawn its commitment.

                    (4)       The Company has consolidated three of
its
                         warehouses into one warehouse located in
the
                         area surrounding Las Vegas, Nevada.

                    (5)       The Company has changed its
management
                         structure, renaming the positions of
Chairman of
                         the Board, Vice-Chairman of the Board and President as a committee of three individuals,
                         known as the Office of the Chief
Executive.

                    (6)       The Company plans to report a charge
                         against earnings of approximately $320,000 during the quarter ended June 30, 1995, as
a
                         result of final expenses incurred in
connection
                         with the Company's warehouse consolidation project.

                    (7)       A franchisee of the Company has
settled a
                         proceeding with the California Bureau of Automotive Repair, the publicity of which might
                         negatively impact the Company's sales in California and elsewhere.

                    (8)       The Company has become aware that
Small
                         Business Administration financing for
current or
                         prospective franchisees of the Company
could be
                         delayed or curtailed which could adversely effect franchisee store openings and real estate
                         development of stores by the Company.

                    (9)       From December 31, 1994, through June
30,
                         1995, the Company and/or its franchisees
closed
                         five stores and opened eleven stores.

                    (10)       The Company is aware that a majority
of
                         its tire suppliers have announced price
                         increases of approximately 3% to take
effect in
                         July, 1995.

                    (11)       The Company periodically records
reserves
                         for losses associated with leases in which
the
                         Company is a tenant or guarantor.



     (b)  Accounting

          The Company has changed the method in which it reports the profits, losses, income and expenses from its real estate holdings. This change will result in the reporting of real estate
          transactions as additional transactions and cost of sales as opposed to the present reporting of the net gain or loss as a component of selling and administrative expense.

     (c)  Loss

          American General Financial, Inc., a provider of the Big
Card,
          alleges fraud in connection with credit applications generated by one California franchisee through two retail tire store outlets.
          American General claims approximately $300,000 in damages due from the Company pursuant to the Company's obligations under repurchase agreements.  (See Section 3.8 - Potential
Litigation)

          The Company has reserved for a liability of approximately
$60,000
          that will be expensed for the quarter ended June 30, 1995, such liability having been incurred in connection with an environmental matter in Huntington Beach, California.

     (d)  Transactions

          (1)  Under the Company's  Incentive Management Purchase
Contract
          program, management of Company-owned retail stores are entitled to a percentage of profits, and then are eligible to buy the store by paying to the Company 25% of the net worth of the store, and giving a promissory note for the remainder of the purchase price.
          The manager of the Orem, Utah store entered into this program between December 31, 1994, and June 30, 1995.

          (2) An agreement in principle has been negotiated with the co-
          joint venturer in the Big O/CSB Joint Venture (relating to 8 stores in California) for the purchase of the Company's joint venture interest prior to the Effective Time.  (See
Section 4 -
          Assets to be Sold)

          (3)  The co-joint venturer in the Big O/[Jackson] Joint
Venture
          has purchased the Company's joint venture interest as of December
          31, 1994 and closed on the transaction on May 20, 1995.
(See
          Section 4 - Assets to be Sold)

          (4) The Company's real estate transactions connected to business development are ongoing. As of June 30, 1995, the Company had 4 sites under construction, 13 sites under contract to acquire the real estate and 8 real estate sites for which the Company is negotiating the acquisition. The Company will continue this activity.

          (5) The Company has entered into a sublease of its warehouse in
          Ontario, California with Bridgestone/Firestone for the remaining term of the Company's original lease.

          (6) The Company has entered into a contract for the sale of its warehouse in Vacaville, California to Simpson
Manufacturing Co.,
          Inc. for a purchase price of $2,343,000.  (See Section 4
- - Assets
          to be Sold)

          (7) The Company sold two retail tire store properties in Ogden,
          Utah in June, 1995.

          (8) The Company will continue to attempt to sell Company owned stores prior to the Effective Time.

          (9) The Company will continue to pursue the sale/lease back of its warehouse in Las Vegas, Nevada, the sale/lease back of its warehouse in Boise, Idaho and the sale of the vacant land in
          Boise, Idaho, all on terms deemed acceptable by the Board of
          Directors of the Company, in its sole discretion.

          (10) The Company sold its 51% interest in a company owning a franchised store in American Fork, Utah, during the second quarter ended June 30, 1995.

          (11) The Company may chose to sell its joint venture interest in the Big O/Herb Hawley joint venture prior to the exercise of its three (3) year put option.

     (e)  Other Agreements

          (1) The Company is seeking a buyer for two Company-owned stores in Lexington, Kentucky. A buyer has been identified, but no contract has been signed. (See Section 4 - Assets to be Sold)

          (2)  The Company might (together with others) retain
George K.
          Baum & Company to provide the Company's Employee Stock
Ownership
          Plan with a fairness opinion regarding the Merger, which will be executed and delivered before the Effective Time, together with an
          Indemnification Agreement between the Company and George
K. Baum &
          Company regarding the same.

          (3) The Board of Directors of the Company has authorized amendments to the agreements with John E. Siipola, Horst
K.
          Mehlfeldt and Steven P. Cloward as described in Section
3.13
          hereof.

                     Section 3.8 - Brokers and Finders


The Company might (together with others) retain George K. Baum & Company to provide the Company's Employee Stock Ownership Plan with a fairness opinion regarding the Merger, which will be executed and delivered before the
Effective Time, together with an Indemnification Agreement between the Company and George K. Baum & Company regarding the same.


                         Section 3.9 - Litigation

(1) See attached log of current pending litigation and known claims.


                             BIG O TIRES, INC.
                             LITIGATION DOCKET
                               June 30, 1995


Anderson, Barbara Lee et al vs. Big O Tires, Inc. et al;
     Case No. 94C08989; Municipal Court of California, County of Sacramento. Plaintiff seeks judgment for general damages, medical
     expenses, lost earnings, damages to vehicle, pre-judgment interest, costs of suit incurred and other and further relief as
     the Court deems just and proper. Plaintiff claims breach of implied warranty, negligence and strict liability. Plaintiff alleges that brakework done by a Big O Tires store in North Highlands was not of good quality and/or parts used were not the
     type or quality required. Plaintiff's brakes failed and caused an accident, in which Plaintiff suffered injuries and damages.
Big O
     has forwarded the complaint to TransAmerica Insurance with the request that it retain counsel on Big O's behalf. (Big O is Defendant and is covered by insurance.)

Big O Tires, Inc. v. Apollo Tire, Inc., C.T. Bar Enterprises, Inc.
and Henry
J. Heeber III;
     Case No. LC010476; Superior Court of California, County of Los
Angeles.
     Big O seeks damages of past rent and costs from all three above-named
     Defendants.  Apollo Tire, Inc. subleased from C.T. Bar
Enterprises, Inc.
     and Henry J. Heeber, III in October, 1984.  C.T. Bar
Enterprises, Inc.
     and Henry J. Heeber, III had subleased from Security/Cal,
Inc., which
     was a predecessor in interest to Big O Tires, Inc. Apollo continued
     with the landlord after Big O's lease expired and Apollo was evicted on
     January, 1992 for delinquent rent. Apollo has now filed bankruptcy under Chapter 11. Landlord states that it has a bid of $9,000 to clean up pollution on the property which is the result of oil draining into a clarifier. Landlord states the $9,000 bid is only to test and clean up what is visible, will be getting additional bids and will be contacting the appropriate parties for reimbursement. This case has been dropped by Big O and consideration whether to refile is continuing.
(Big O is
     Plaintiff)

Big O Tires / Big 10 Tires;
     Trademark Dispute - Big O Tires, Inc. has filed an opposition to Big 10
     Tires' application for a national trademark registration.
This case
     originated when Big O Tires considered opening several retail stores in the Atlanta, Georgia area, an area where Big 10 Tires is strong. Big 10 objected to the opening of these stores on the basis that there would be a likelihood of confusion because of similar names and logos.
Prior to
     Big 10's objection, their trademark registration had lapsed.
Upon
     discovering this, Big 10 attempted to apply for a national trademark registration, which Big O is opposing on the grounds of likelihood of confusion. Big 10 now argues that there is no likelihood of confusion.
     Counsel in this matter is Sheridan, Ross & McIntosh.
Discovery in this
     case has been ongoing. The proceedings in this case were suspended pending settlement negotiations which had been reinstated.
However, Big
     O has submitted a proposed settlement agreement to Big 10 and has received no comment in return. Big 10 did not accept Big O's first settlement proposal.  (Big O is Plaintiff)

Big O Tires, Inc. v. Fresh Tire, Incorporated, a California corporation;
Robert Michael Freshly, an individual; Patricia Edwards, an individual; and
Does 1 through 20, inclusive;
     Case No. 662364; Superior Court of the State of California for the
     County of Los Angeles. Big O is seeking a collection of accounts receivables and to foreclose on its security interest in connection with
     Defendant's operation of a Big O Tires retail store.
Defendant has
     cross-complained against Plaintiff, alleging that Plaintiff caused
     Defendant to participate in illegal activity by requiring that Defendant participate in an advertising trust, and that when Defendant ceased to pay the advertising trust because he knew its activities were illegal, his retail store was not included in advertising thereby causing him to go out of business. Defendant recently amended its cross-complaint claiming damages for exposure to toxic substances due to leaking hydraulic lifts. Trial occurred in August, 1994 and Big O obtained a judgment for $52,691.75, interest and attorneys' fees and costs, yet to be determined, but estimated to be $50,000. Big O received directed verdict on cross claims. Defendeant and Cross Claimant has now filed notices of appeal.  (Big O is Plaintiff and Cross Defendant.
Some of
     the cross-claims against Big O may be covered by insurance.)

Bostic, Richard Jr. v. Big O Tire
     HRC # 07-94-0825; EEOC #24H940268; Lexington-Fayette Urban
County Human
     Rights Commission.  Mr. Bostic has alleged that he was
terminated from
     his sales position on July 17, 1994 in violation of the Age Discrimination in Employment Act due to his age of 51 years old.  Bud
     Brandon, manager of the Lexington, Kentucky store located at
1116
     Winchester Road, stated that Mr. Bostic was terminated due to the elimination of his position. (Big O is Defendant and is not covered by insurance.)

Brown, Eileen v. Big O Tires, Inc., a Nevada corporation, Uniroyal
Goodrich
Tire Co., a Delaware corporation, and Does I through X, Inclusive
     Case No. A318654; District Court, Clark County, Nevada.
Plaintiff seeks
     judgment for general and consequential damages, pain and suffering and for medical expenses due to an automobile accident allegedly caused by the tread separating from one of the tires on the automobile.
Plaintiff
     claims the tread wrapped around the axle and caused the wheel of the vehicle to lock up, resulting in the vehicle rolling over several times.
     This lawsuit has been referred to Big O's insurance with the request that they retain counsel in defense of Big O. (Big O is Defendant and covered by insurance.)

Carver, Robert vs. Uniroyal, Inc. et al incl. Big "O" Tire Store.
     Case No. N64081.  Superior Court of California, County of San
Diego.
     Plaintiff alleges that he sustained personal injuries as a direct result of an accident caused by a tire produced by Uniroyal, Inc.
Big O has
     forwarded the complaint to TransAmerica Insurance with the request that it retain counsel on Big O's behalf. (Big O is Defendant and is covered by insurance.)

Chenault, Minnie v. Big O Tires, Inc.;
     No. 93CI03401. Circuit Court of the County of Jefferson,
Commonwealth of
     Kentucky. Plaintiff alleges that Big O's agents, servants and/or employees were negligent and/or grossly negligent in the use, maintenance, ownership, operation, occupation and control of its
     premises located and known as 3930 Can Run Road, Louisville, Kentucky, which is a franchised Big O Tire store. Although the complaint is sketchy, it appears that the franchisee should be named in this case rather than Big O. Big O has forwarded the complaint to TransAmerica
     Insurance with the request that it retain counsel on Big O's behalf.
     The franchisee involved has agreed to accept Big O's tender of defense.
     (Big O is Defendant and is covered by insurance.)

Danford, Jeffrey and Jessica v. Big O Tires, Inc.
     Case No. 39D01-9405-CT-82; The Jefferson Superior Court, State of
     Indiana.  Plaintiff purchased two tires from a franchised Big
O retail
     tire store. Plaintiff alleges that the tires were not properly installed which caused one of the tires to fall off and subsequently cause an accident. Boehl, Stopher & Graves have agreed to tender our defense.  (Big O is Defendant and is covered by insurance.)

Davis, Debra Pltf. vs. The Uniroyal Goodrich Tire Company et. al.
including
Big O Tires, Inc., et. al. Defendants.
     Case No. A333429; District Court, Clark County, Nevada.
Plaintiff
     alleges that a tire produced by Uniroyal Goodrich and sold to her by Big
     O Tires was defective.  The tire blew out which caused
Plaintiff to lose
     control of her vehicle resulting in severe injuries. Big O has forwarded the complaint to TransAmerica Insurance with the request that it retain counsel on Big O's behalf. (Big O is Defendant and is covered by insurance.) Insurance company has tendered this to Uniroyal for representation, defense and indemnify.

Dishneau, Ruby E. and Garneau D. Dishneau, husband and wife,
Plaintiffs vs.
Big O Tires, Inc., a Nevada corporation; ABC Corporation I-X; XYZ
Partnerships
I-X; John and Jane Does I-X, husbands and wives, respectively, Defendants.
     Case No. CV 95-02493; Superior Court of the State of Arizona in and for
     the County of Maricopa. Claim shows that on or about March 1, 1993,
     Ruby Dishneau went to the Big O Tires store in Kingman,
Arizona to
     purchase tires. She alleges that she entered the restroom and fell in a hole which was nine to ten inches deep. She is claiming she suffered damages including medical expenses, future medical expenses for indeterminate period of time, paine, suffering, annoyance, embarrassment, permanent and residual disabilities and a loss of
     consortium. Based upon the allegations of this claim, it would appear that Big O Tires, Inc. should not be a defendant in this case and therefore, a copy of the claim was sent to the franchisee, asking that they notify their insurance company of this claim. (Big O is Defendant and is covered by insurance.)

Ford, Andoria v. Kumho U.S.A., Inc., D & C Tires, Inc., d/b/a Big
O Tires, and
Does 1 to 20;
     Case No. 519317; Municipal Court, County of Alameda - Oakland
- - Piedmont
     - Emeryville Judicial District. Complaint seeks unspecified damages for wage loss, hospital and medical expenses, property damages, loss of use of property, general damage and $10,000 in punitive and exemplary damages from Kumho U.S.A. D & C Tires, Inc. counsel stated that damage limit for municipal court is $25,000. Counsel has requested that Kumho tender a defense. (Big O is Defendant and covered by insurance.)

Frader v. Big O Tires, Inc.;
     Case No. CV93-16114; Superior Court of the State of Arizona in and for
     the County of Maricopa. Plaintiffs' daughter was involved in an accident in a Ford Bronco allegedly caused by tread separation of a Big
     O branded tire which resulted in her death. Plaintiffs allege wrongful death due to the negligence of defendants. Case has been forwarded to
     Big O's insurer with the request that they assign counsel to provide defense.  (Big O Defendant and covered by insurance.)

Gallivan, Daniel T., Pltf. vs. Big O Tires, Inc., Def.
     Case No. CV95-00372 SC; Tempe Justice Court. Mr. Gallivan filed a Small
     Claims Complaint and is seeking to recover $898.97 because he alleges that while his car was in the shop for an oil change, damage was done to his vehicle. He claims that he has an invoice with a statement signed by the manager stating the damages they did. This complaint was sent to the attention of Chris Phillips, representative for the managing partner of Big O/C.S.B., requesting that he or someone on his behalf appear to defend this case. (Big O is Defendant and is covered by insurance.)

Graham, Deborah and Robert v. Big O/CSB Joint Venture dba Big O
Tire Stores,
J.M.C., Inc., a California Corporation; Four Kyles, Inc., a California corporation; Someday, Inc., a California corporation; C.E.P. Developments,
Inc., a California corporation; Big O Retail Enterprises, Inc., a business entity, form unknown; Big O Tires/C.S.B. Partnership, a business entity, form unknown, and Does 7-10, Inclusive;
     Case No. EC008223; Superior Court of the State of California,
County of
     San Diego, El Cajon Judicial District. Plaintiff alleges that she broke her ankle after stepping in a floor drain in the restroom of a Big O
     Tires retail store. Complaint seeks damages due to negligence and premises liability. (Big O is Defendant and covered by insurance).

Hart, Jack and Kentucky Farm Bureau Mutual Insurance Company,
Plaintiffs vs.
Bradley Turner and Big O Tires, Inc., Defendants;
     Case No. 95C-00136; Jessamine District Court, Civil Branch.
On April
     10, 1995, Big O was served through agent for service.
Plaintiff alleges
     that on October 22, 1994, an employee of the Big O Retail store located in Nicholasville, Kentucky, negligently operated a motor vehicle and collided with a vehicle owned by Mr. Jack Hart, causing
$557.62.  It
     would appear that Plaintiff's claim is really against the franchisee that owns and operates that store. (Big O is Defendant and covered by insurance).

Hightower, Deann and Mercedes Hightower, a minor by and through her Guardian ad Litem, Deann Hightower, Plaintiffs, vs. Big O Tire, Form Unknown, Ameri
Tech, Form Unknown, and Does 1 through 100, inclusive, Defendants;
     Case No. BCV 01526, Superior Court of the State of California for the
     County of San Bernardino. Plaintiff alleges that she purchased a tire from one of our franchised dealers and it "explodes", causing personal injury and damages. Plaintiff seeks judgment for general damages according to proof, special damages according to proof, interest and prejudgment interest according to law, attorneys' fees and costs, exemplary damages in sums sufficient to punish Defendants and to set an example, civil penaltiespursuant to California Civil Code
S1794
     according to proof and further relief as the court shall deem just and proper. This case should be indemnified by the manufacturer of the tire. AIG Claims Services has taken over defense on behalf of their insured, Rancho Sierra Tires, Inc. (Big O is Defendant and covered by insurance.)

Jeantete, Denise v. Todd Martinez, John Doe, an unknown and Big O Tires, Inc., a Nevada corporation;
     Case No. 93-168CV; Eight Judicial District Court, County of
Taos, State
     of New Mexico. Plaintiff was involved in an accident that was allegedly caused by Defendant Martinez, an employee of a Big O Tire store.
     Defendant Martinez was not employed by Big O Tires, Inc., and it is, therefore, assumed that he was employed by a franchised Big O
Tire
     location. This case has been forwarded to the insurance carrier with the request that counsel be assigned for defense. (Big O is Defendant and covered by insurance.)

Kerr, John Timothy and Karla v. Kenny D. Raley and Jane Doe Raley;
RBO, Inc.;
Big O Tires, Inc.; Uniroyal Goodrich Tire Company; John Does I through V and
XYZ Corporations I through V;
     Case No. 296134; Arizona Superior Court, Pima County.
Plaintiffs were
     involved in a rollover accident shortly after having their Big
O tires
     inspected at a Big O Tire store in Arizona. Plaintiffs allege that tread separated on one of the Big O branded tires causing the rollover accident. Big O has submitted this claim to its insurance carrier,
     TransAmerica Insurance, for handling. (Big O is defendant and covered by insurance.)

Robert Kessler, Plaintiff, v. Toyota Motor Corporation; Toyota
Motor Sales,
U.S.A., Inc., a corporation; Hertz Rent-a-Car Sales, a corporation;
Big O
Tires, Inc.; Big O Tires #05-058; Does 1 - 100 inclusive, Superior Court of the State of California, for the County of Los Angeles, Case No. YC015086;
     Plaintiff claims general damages, according to proof, in excess of
     $50,000 and medical and related expenses, loss of earnings and earning capacity, and economic losses, all according to proof, reimbursement for cost of the suit and for prejudgment interest, due to the fact that on
     February 8, 1992 the Plaintiff, as a passenger in a Toyota pickup 4 X 4 suddenly and without warning veered across the roadway and up onto an embankment and rolled.  This matter has been referred to Big
O's insurer
     for representation. As soon as the manufacturer of the tires is determined, Big O will ask its insurer to refer this matter to the manufacturer for its protection and indemnification. It appears that there was not a tire failure. Instead, Plaintiff is claiming the size of the tires installed were not the correct size and, if this is the case, then the Big O franchisee's acts or omissions may be the focus of this case. The Big O franchisee has also been named in this lawsuit and has referred the summons and complaint to its insurer.  (Big
O is
     Defendant and is covered by insurance.)

Larry Kelley, Pam Kelley, April Kelley, a Minor, and Jonathan Kelley, a Minor, by and through their Guardian ad Litem, Larry Kelley v. Sherry Vonne Washburn,
Big O Tires, Marvin Moreece Benson, United Couriers and Does 3 to
10,
Inclusive in the Superior Court of California, County of San
Joaquin, Case No.
253848;
     Damages are being sought on the basis that defendants, and each of them, did so negligently and carelessly repair, inspect, remove, replace, and test the left front tire on defendant Washburn's automobile as to cause the wheel to become detached, removed, and separated from defendant's automobile, causing the automobile to obstruct the highway so that plaintiffs were unable to avoid a collision with defendant's automobile.
     Based on the circumstances claimed, it is clear that Big O
Tires, Inc.,
     should not be defendant in this case. It is assumed that they are really after one of Big O's franchisees in the Stockton, California area. This case has been forwarded to our insurance carrier with the request that they assign counsel for defense and that steps be taken to dismiss Big O Tires, Inc. from this case. (Big O is Defendant and is covered by insurance.)

Lodermeier, Matt, an individual v. Big O Tires, Inc.; C.S.B.
Partnership, a
General Partnership, C.E.P. Development, Inc.; Chris Phillips, an individual;
and DOES 1 through 200, inclusive.
     Case No. 733071. Plaintiff alleges fraud, deceit and misrepresentation under Civil Code Section 3294. Plaintiff claims that pursuant to an oral agreement between Plaintiff and all Defendants, Plaintiff was to move into a location at 345 W. Whittier Boulevard, La Habra,
California
     as a new Big O franchisee but then claims that the Defendants never intended to abide by the terms of the oral agreement. (Big O is
     Defendant and not covered by insurance.)

McGuire, Kate v. Anthony Benedetti, Don Benedetti, David Randall,
General
Motors Corporation, Napa Valley Glass Co., Inc., Uniroyal Goodrich
Tire
Company, Big O Tires, Inc. and Does 1 to 100, Inclusive;
     Case No. 64861, Superior Court of California, County of Napa.
Plaintiff
     seeks compensatory damages for an accident involving a 1984
Chevrolet
     Blazer 4 x 4 with Big O branded tires. The complaint provides only the date and place of the accident but provides no other facts of the case.
     The case has been forwarded to our insurance carrier with the request that they assign counsel for defense. (Big O is Defendant and covered by insurance.)

Mondragon, Jason, et al vs. Uniroyal, Inc., et al incl. Big "O"
Tire, Inc.
     Case No. N64378; Superior Court of California, County of San
Diego.
     Plaintiff alleges strict liability and negligence involving a tire apparently manufactured by Uniroyal-Goodrich which caused an accident resulting in personal injuries and wrongful death.  The
Plaintiff asks
     for judgment against the defendants. (Big O is Defendant and is covered by insurance.)

Mustafa, Khalid J. v. Enrique L. Rodriguez; Barbara Lee Anderson;
Big O Tires,
Inc., a Nevada corporation; Big O Tires Store #42; Gene D. Misket, Individually d/b/a Big O Tires Store #42 and Does #1-20.
     Case No. 95AS02553; Sacramento County Superior Court.
Plaintiff claims
     that brakes and the pertinent systems and assemblies were installed, assembled, tested and manufactured by the defendants and that the brake system failed and contributed substantially to an automobile accident.
     Big O Tires, Inc. would not have any legal responsibility for a claim of this nature; it would appear that the Plaintiff should look to the vendor/supplier of the Big O Tires Store #42.  (Big O is
Defendant and
     is covered by insurance.)

Nevil, Jill Mock and Jamie v. Ford Motor Company and General Tire,
Inc.;
     Case No. CV294-15, United States District Court, Southern
District of
     Georgia.  The Company is not a party to this lawsuit.  The
President,
     the National Director - Quality Assurance and the Company have been subpoenaed to produce documents on warranty claims experience with regard to products manufactured by General Tire, Inc.  The
Company is
     contesting the subpoenas as it is believed that this information is not relevant to this lawsuit and the effort and cost to produce such information would be prohibited. (Big O is not Defendant and will look to General Tire, Inc. to reimburse it for legal costs.)

Newsome, Larry vs. Big O Tires, Inc., and Does 1 to 25;
     Case No. SCV 17524; Superior Court of the State of California,
County of
     San Bernardino. Plaintiff is seeking damages for alleged negligence resulting in personal injuries.  Plaintiff alleges that on May
11, 1994
     at Big O Tire store in San Bernardino, California, he had lift kit, 4 wheels and 4 tires installed on 1990 Jeep Wrangler. Said installation was negligent and careless in that after installation the left rear wheel violently wobbled. Plaintiff returned vehicle to store on May
     12th and again on May 13th for adjustment and repair and work again was negligent so as to cause the left rear wheel to fall off while being operated on a freeway, which incident caused Plaintiff severe personal injuries and damages. Big O has forwarded copy of complaint to insurance company and to owner of retail store, Jerry Rogers.
Jerry
     Rogers' carrier has agreed to defend and indemnify Big O
Tires, Inc.
     (Big O is Defendant and is covered by insurance.)

Nguyen, Do, Plaintiff, v. Big O Tires, Inc., a Nevada corporation; Ohtsu Tire and Rubber Co., Ltd., a foreign corporation doing business in Arizona and Does
I-XX, Defendant;
     Case No. CV 95042722, Superior Court of the State of Arizona in and for
     the County of Pinal. Plaintiff alleges that a tire produced by Ohtsu and sold to her by Big O Tires was defective and as a result caused a blow-out on June 17, 1993. Plaintiff claims that as a result, he sustained permanent personal injuries, suffering and inconvenience, medical expenses, loss of earnings and damage to property.
The suit
     does not state which Big O Tires store this tire was purchased from.
     Ohtsu produced a few lines of tires for Big O Tires, Inc.
between the
     years of 1988 and 1991. (Big O is Defendant and is covered by insurance.)

Charles A. Phipps, an individual v. Big O Tires, Inc., a corporation; Greg
Hatch, an individual, and Does 1 through 200, inclusive.
     Superior Court of the State of California for the County of Orange, Case
     No. 742157. On March 8, 1995, Big O received a summons and complaint for this lawsuit, whereby the Plaintiff, Phipps, is alleging fraud, deceit and misrepresentation, breach of contract, negligent infliction of emotion distress, intentional infliction of emotion distress and intentional interference with protected property rights on the part of
     Big O and Big O's employee, Mr. Hatch. Plaintiff apparently thought he was purchasing from our existing Big O Tires franchisee a Big
O Tires
     store in La Habra, California and was precluded from doing so.

Big O
     had mutually agreed with the existing franchisee to terminate the existing Big O Tires franchise agreement, and was not aware of the intentions of Plaintiff. Plaintiff is seeking damages of an unspecified amount. Big O intends to vigorously defend against this lawsuit on the basis that it is wholly without merit. (Big O is Defendant and may not be covered by insurance.)

Ramos, Rito v. Salvador Joe Artola, Big O Tires;
     Case No. 92C01599; Municipal Court of California, Pamona
Judicial
     District, County of Los Angeles, California.  Plaintiff seeks
$2,500 for
     injuries, property loss and compensation due to an automobile accident involving a Big O Tire truck and Big O Tire employee. Case has been forwarded to insurance carrier with a request to assign counsel and tender a defense. (Big O is Defendant and covered by insurance.)

Roffoni, John A., Plaintiff vs. Big O Tire (Nevada Corporation);
     Case No. 066398; Northern Santa Barbara County Municipal
Court, Santa
     Maria Division. Plaintiff is seeking $5,000 due to breach of contract and misrepresentation. A letter has been sent to the Plaintiff seeking information on this case. No details were given on the complaint.

Schulz, Dana and Barbara v. Big O Tires, Inc., et al.;
     Case No. 92003231CV; Third Circuit Court for Salt Lake County,
Utah,
     filed March 5, 1992. Plaintiff claims damages of $4,539 as follows:
     $2,839 to properly correct franchisee's improper engine repair and
     $1,700 for rental car expenses. All work was done by one of Big O's independent franchisees. Counsel for Big O has prepared and filed a motion to dismiss. (Big O is Defendant and covered by insurance.)

Signet Partners v. Big O Tires, Inc. a/k/a Big "O" Tire Dealers,
Inc.
     Case No. 95CV230, District Court, Arapahoe County, Colorado.
The
     Company decided to terminate operations of a Big O Tires store in
     Littleton, Colorado, because of a declining neighborhood and major construction about to occur. The Company found a subtenant, but was not able to obtain the Landlord's consent to sublease the premises. After repeated unsuccessful efforts, to gain the Landlord's response, either to consent to the sublease or permit the Company to buy out the remaining lease term, the Company declared the lease terminated due to the default of the Landlord. Landlord has since lost the property through foreclosure and Signet Partners is the court-appointed receiver.
     Signet seeks $123,000 in rentals for the balance of the lease, and
     $184,562.77 in damages for violation of a continuous operation requirement in the lease. As to the former, the Company was relieved of
     these obligations due to the default of Landlord. As to the latter, it is clear from the language in the lease that this penalty provision is in lieu of percentage rent and the lease does not call for percentage rent.

Sorkhabi, Sultana v. Mike Lenzi, Big O Tires, Does 1 - 25;
     Superior Court of California, County of Contra Costa, Case No.
C91-
     04258. This is apparently the result of an accident which occurred on
     September 7, 1990 wherein the Defendant's vehicle (Mike Lenzi) allegedly ran into the back of the Plaintiff's vehicle, causing the Plaintiff to strike another vehicle.  This case has been referred to Big
O's insurer
     with a request to retain counsel. Big O was named in this suit even though Lenzi was an employee of an independent franchisee.
Franchisee's
     insurance company is reviewing the indemnity agreement and then should agree to tender defense. (Big O is Defendant and covered by insurance.)

Stewart, Pauline v. Big O Tire Corp;
     Case No. SCDS48198; Municipal Court of California, Small
Claims
     Division, County of Contra Costa. Plaintiff claims that she is owed
     $5,000 for defective auto work. In researching this matter, it has been determined that Plaintiff had air shocks installed on her vehicle in
     1990 at the Pittsburg, California Big O Tires franchised retail store.
     Seven months after the air shocks were installed, the battery in
     Plaintiff's vehicle failed and, allegedly, this was the first of many batteries to fail. Plaintiff claims that the failure of the batteries was due to the air shock fill mechanism operating at all times. The representative at the Big O Tires retail store disagrees and has evidence that this mechanism was installed in such a way that it is impossible that it would continue to run after the car is turned off.
     As required under the Franchise Agreement, the franchisee for the Big O
     Tires retail store has agreed to attend the hearing in this case and to defend Big O Tires, Inc. (Big O is defendant and covered by insurance.)

Taylor, Melissa Jan v. Big O Tires, Inc.;
     Case No. CJ94 490-64; District Court, 7th Judicial District,
Oklahoma
     County, State of Oklahoma. Plaintiff seeks damages resulting from an accident which was allegedly caused by tread separation of the right front tire on Plaintiff's Toyota pickup truck. It is unclear whether or not the tire was Big O branded or where it was purchased, although it appears that the tire was purchased at a Big O retail store.
(Big O is
     defendant and covered by insurance.)

Thurman, Karen L. v. Big O Tires, Inc.;
     Case No. CR92-01; Civil Rights Division, Department of
Regulatory
     Agencies, State of Colorado. This case arises from the termination of a former black employee of Big O for violation of company polici